Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

aries i Acquisition CorpORATION,

aries i MERGER SUB, INC.,

and

INFINITE ASSETS, INC.

Dated as of December 13, 2021

- i -

Article V REPRESENTATIONS AND WARRANTIES OF SPAC PARTIES		41

Section 5.01	Corporate Organization	42
Section 5.02	Due Authorization	42
Section 5.03	No Conflict	43
Section 5.04	Litigation and Proceedings	43
Section 5.05	Compliance with Laws	43
Section 5.06	Governmental Authorities; Consents	44
Section 5.07	Trust Account	44
Section 5.08	Brokers’ Fees	45
Section 5.09	SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities	45
Section 5.10	Business Activities	46
Section 5.11	Taxes	47
Section 5.12	Capitalization	48
Section 5.13	Nasdaq Stock Market Listing	49
Section 5.14	Related Party Transactions	49
Section 5.15	Proxy Statement	49
Section 5.16	Absence of Changes	49
Section 5.17	Indebtedness	50
Section 5.18	Sponsor Agreement	50

Article VI COVENANTS OF THE COMPANY		50

Section 6.01	Conduct of Business	50
Section 6.02	Inspection	53
Section 6.03	No Claim Against the Trust Account	54
Section 6.04	Financial Statements	55
Section 6.05	FIRPTA	55
Section 6.06	Company Approvals	55
Section 6.07	Merger Sub Approval	55
Section 6.08	No SPAC Common Stock Transactions	59

Article VII COVENANTS OF SPAC		56

Section 7.01	Indemnification and Directors’ and Officers’ Insurance	56
Section 7.02	Conduct of SPAC During the Interim Period	56
Section 7.03	Inspection	58
Section 7.04	Section 16 Matters	59
Section 7.05	Post-Closing Directors and Officers	59
Section 7.06	Incentive Equity Plan; ESPP	59
Section 7.07	Surviving Pubco Organizational Documents; Domestication	59
Section 7.08	Pre-Approved Arrangements	60
Section 7.09	SPAC Public Filings	60
Section 7.10	Listing	60
Section 7.11	Non-Transfer of Certain SPAC Intellectual Property	60
Section 7.12	Trust Account	60
Section 7.13	Takeover Laws	61
Section 7.14	Employee Benefit Matters	61
Section 7.15	Merger Sub Approval	61
Section 7.16	SPAC Closing Extensions	62

Article VIII JOINT COVENANTS		62

Section 8.01	Efforts to Consummate	62
Section 8.02	Registration Statement; Proxy Statement; Special Meeting	63
Section 8.03	Exclusivity	66
Section 8.04	Tax Matters	66
Section 8.05	Confidentiality; Publicity	67
Section 8.06	Post-Closing Cooperation; Further Assurances	68
Section 8.07	Qualification as an Emerging Growth Company	68

- ii -

- iii -

EXHIBITS

Exhibit A	–	Form of Sponsor Agreement
Exhibit B	–	Form of Support Agreement
Exhibit C	–	Form of Lockup Agreement
Exhibit D	–	Form of Registration Rights Agreement
Exhibit E	–	Form of Certificate of Merger

- iv -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 13, 2021, by and among Aries I Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), Aries I Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of SPAC (“Merger Sub”), and Infinite Assets, Inc., a Delaware corporation (the “Company”). SPAC, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, prior to the Closing (as defined below), upon the terms and subject to the conditions of this Agreement, SPAC shall transfer by way of continuation from the Cayman Islands to the State of Delaware and will domesticate as a Delaware corporation (the “Surviving Pubco”) in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and the Cayman Islands Companies Act (the “Domestication”);

WHEREAS, concurrent with the Domestication, SPAC shall, subject to obtaining the approval from the SPAC’s shareholders of the Domestication Proposal, file a certificate of incorporation with the Secretary of State of Delaware (the “Surviving Pubco Certificate of Incorporation”) and adopt bylaws (the “Surviving Pubco Bylaws”), each of which will be in form and substance as shall be negotiated in good faith between the Company and SPAC prior to the Closing;

WHEREAS, following the Domestication, subject to the terms and conditions of this Agreement and in accordance with the DGCL and other applicable Laws, (a) Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving entity in the Merger and continuing (immediately following the Merger) as a wholly-owned Subsidiary of Surviving Pubco (the “Surviving Entity”);

WHEREAS, the Parties intend that, for U.S. federal (and applicable state and local income tax purposes), (i) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, and (ii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder (such treatment, the “Intended Tax Treatment”) and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the board of directors of the Company has (i) determined that the Merger and the other Transactions are in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending the Merger be adopted by the stockholders of the Company;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (i) determined that the Merger and the other Transactions (including the Domestication) are in the best interests of SPAC and the shareholders of SPAC, and declared it advisable to enter into this Agreement, (ii) approved this Agreement and the other Transactions (including the Domestication), on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its shareholders the SPAC Shareholder Matters (the “SPAC Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has (i) determined that the Merger and the other Transactions are in the best interests of Merger Sub and SPAC, as its sole stockholder, and declared it advisable to enter into this Agreement, (ii) approved this Agreement and the Transactions, on the terms and conditions of this Agreement, and (iii) adopted a resolution recommending the Merger be adopted by SPAC, as its sole stockholder;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, SPAC and the Company have entered into the Sponsor Agreement substantially in the form of Exhibit A attached hereto (the “Sponsor Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and certain of the Pre-Closing Holders have entered into the Support Agreement substantially in the form of Exhibit B attached hereto (the “Support Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Merger, the Company, SPAC, certain of the Pre-Closing Holders and Sponsor have entered into that certain Lockup Agreement (collectively, the “Lockup Agreement”), substantially in the form set forth on Exhibit C, each to be effective upon the Closing; and

WHEREAS, at the Closing, Sponsor, Surviving Pubco, the Pre-Closing Holders and the other parties thereto shall enter into the amended and restated registration rights agreement (with such changes as may be agreed in writing by the Surviving Pubco and the Company, the “Registration Rights Agreement”) substantially in the form of Exhibit D attached hereto.

NOW, THEREFORE, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01            Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“$15.00 Earn Out Shares” has the meaning set forth in Section 3.03(a)(i).

“$17.50 Earn Out Shares” has the meaning set forth in Section 3.03(a)(ii).

“$20.00 Earn Out Shares” has the meaning set forth in Section 3.03(a)(iii).

“$22.50 Earn Out Shares” has the meaning set forth in Section 3.03(a)(iv).

“$25.00 Earn Out Shares” has the meaning set forth in Section 3.03(a)(v).

“Acquisition Transaction” has the meaning set forth in Section 8.03(a).

“Action” means any claim, action, suit, charge, complaint, audit, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional SEC Reports” has the meaning set forth in Section 5.09(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Merger Consideration” has the meaning set forth in Section 3.02(a).

“Agreement” has the meaning specified in the Preamble hereto.

“Allocation Schedule” has the meaning set forth in Section 3.07.

“Alternate Business Combination Proposal” has the meaning set forth in Section 8.03(b).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Audited Combined Company Financial Statements” has the meaning set forth in Section 6.04(a).

“Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and any equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based incentive award, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, vacation, paid time off, health and welfare, pension, supplemental requirement, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA.

“Business Combination” has the meaning ascribed to such term in the Memorandum and Articles of Association.

“Business Combination Proposal” has the meaning set forth in the definition of “SPAC Shareholder Matters”.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open.

“Cayman Islands Companies Act” means the Companies Act (2021 Revision) of the Cayman Islands.

“CBA” has the meaning set forth in Section 4.14(a).

“Certificate of Merger” has the meaning set forth in Section 2.06.

“Change in Recommendation” has the meaning set forth in Section 8.02(b).

“Closing” has the meaning set forth in Section 3.05.

“Closing Date” has the meaning set forth in Section 3.05.

“Closing Filing” has the meaning set forth in Section 8.05(c).

“Closing Press Release” has the meaning set forth in Section 8.05(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning set forth in Section 4.13(a).

“Company Charter” means the Certificate of Incorporation of the Company, dated as of March 10, 2021, as amended from time to time.

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Closing Statement” has the meaning set forth in Section 3.04(b).

“Company Employees” means, with respect to the Company, each employee of the Company.

“Company Equity Value” means $525,000,000 (Five Hundred Twenty Five Million Dollars).

“Company Exchange Ratio” means the quotient of (a) the Company Stock Consideration Value divided by (b) $10.00.

“Company Raise” has the meaning set forth in Section 11.01.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) have a material adverse effect on the ability of the Company to consummate the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official or judicial interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Company or its Subsidiaries operate, (iii) the announcement of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or its Subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vi) any failure of the Company or its Subsidiaries to meet any projections, forecasts or budgets (provided, that this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (vii) any action required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (viii) any action taken by, or at the request of, the SPAC Parties; provided, that in the case of clauses (i), (ii), (iv), and (v) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which the Company and its Subsidiaries operate.

“Company Material Contracts” has the meaning set forth in Section 4.12(a).

“Company Convertible Notes” means those certain Convertible Promissory Notes listed on Schedule 1.01(b).

“Company Note Conversion” means the conversion of the Company Convertible Notes into Company Common Stock prior to the Closing.

“Company Related Party Contract” has the meaning set forth in Section 4.22.

“Company Sale” means, other than the Transactions, (a) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity securities that represent more than 50% of the total voting power of SPAC, or (b) a sale or disposition of all or substantially all of the assets of SPAC and its Subsidiaries on a consolidated basis, in each case that results in the Surviving Pubco Class A Common Stock being converted into cash or other consideration (including Equity Securities of another Person) (other than a transaction where the Surviving Pubco Class A Common Stock is converted into Equity Securities of a Person who has substantially similar ownership to the SPAC immediately prior to such transaction).

“Company Specified Representations” has the meaning set forth in Section 9.02(a)(i).

“Company Stock Consideration Value” means (a) the Company Equity Value, divided by (b) the total number of Company Common Stock issued and outstanding immediately prior to the Effective Time, after giving effect to the Company Note Conversion.

“Company Subsidiaries” has the meaning set forth in Section 4.02.

“Company Transaction Expenses” means (a) all fees, costs and expenses of the Company incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions and unpaid as of immediately prior to the Closing (including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants to the Company); (b) any “single trigger” stay, retention, transaction, change of control or other similar bonuses, compensation or amounts paid or payable by the Company solely in connection with the consummation of the Transactions (including the employer portion of any employment, withholding, payroll, social security, unemployment or similar Taxes imposed on such amounts, determined assuming (i) such amounts are payable as of the Closing Date and (ii) non-deferral of such Taxes has occurred under any COVID-19 legislation relief program); (c) 50% of all fees in connection with filings with Governmental Authorities, including filings in connection with the HSR Act or other materials contemplated by Section 8.01(a), but expressly excluding fees in connection with filings with the SEC, including the Proxy Statement; and (d) all costs, fees and expenses related to the directors’ and officers’ liability insurance coverage described in Section 7.01(b) with respect to the directors and officers of the Company as of the date of this Agreement and any time prior to the Closing.

“Confidentiality Agreement” has the meaning set forth in Section 11.09.

“Consent” means any Permit, notice, waiver, or clearance to be obtained from, filed with or delivered to, a Governmental Authority.

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases, concessions and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Data Security Requirements” means, collectively, all of the following to the extent governing the Processing of Protected Data or otherwise relating to data privacy, security, or security breach notification requirements and directly applicable to the Company or its Subsidiaries: (a) all applicable Laws, (b) applicable industry standards to which the Company or its Subsidiaries are bound, and (c) any obligations on any member of the Company or its Subsidiaries under any Contracts, and (d) all policies and procedures applicable to the Company or its Subsidiaries, including without limitation all website and mobile application privacy policies and internal information security procedures.

“DGCL” has the meaning specified in the Recitals hereto.

“Director Election Proposal” has the meaning set forth in the definition of “SPAC Shareholder Matters”.

“Dissenting Shares” has the meaning set forth in Section 3.08.

“Domestication” has the meaning specified in the Recitals hereto.

“Domestication Proposal” has the meaning set forth in the definition of “SPAC Shareholder Matters”.

“DreamView Asset Acquisition” means the acquisition by the Company of assets of DreamView, Inc. in exchange for shares of Company Common Stock pursuant to that certain asset purchase agreement dated December 12, 2021 between the Company and DreamView, Inc.

“Earn Out Period” means the period beginning on the Closing Date and ending on the fifth (5th) anniversary of such date.

“Earn Out Pro Rata Share” means the pro rata portion of the Earn Out Shares allocated to each Pre-Closing Holder, as set forth on the Allocation Schedule.

“Earn Out Recipients” has the meaning set forth in Section 3.03(a).

“Earn Out Shares” means 50,000,000 shares of Surviving Pubco Class A Common Stock in the aggregate.

“Effective Time” has the meaning set forth in Section 2.06.

“Employment Agreements” means the employment agreements between the Key Employees on the one hand, and the Company or SPAC, as applicable, on the other hand, the form and substance of which shall be negotiated in good faith among each Key Employee, the Company and SPAC prior to the Closing.

“Enforceability Exceptions” has the meaning set forth in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to the Company, any Person or entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is under common control or treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.

“ESPP” has the meaning set forth in Section 7.06.

“ESPP Proposal” has the meaning set forth in the definition of “SPAC Shareholder Matters.”

“Evaluation Material” has the meaning set forth in Section 7.11(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Excluded Shares” has the meaning set forth in Section 3.01(a).

“FINRA” means Financial Industry Regulatory Authority.

“Foreign Plan” has the meaning set forth in Section 4.13(j).

“Fraud” means an actual and intentional misrepresentation, omission or concealment of a material fact by a Party with respect to one of its written representations or warranties contained in this Agreement, (a) made with actual knowledge that the applicable representation or warranty was false, (b) made with the intent to induce the other Party to enter into this Agreement and (c) that caused the other Party, in reasonable reliance upon such misrepresentation, omission or concealment of a material fact to (i) enter into this Agreement and (ii) suffer damages as a result of such reasonable reliance. For the avoidance of doubt, “Fraud” expressly excludes any claim based on constructive knowledge, constructive fraud, equitable fraud, promissory fraud, unfair dealing, negligent misrepresentation, recklessness or a similar theory.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, legislative agency, executive agency, regulatory or administrative agency (including the SEC and state securities agencies or regulatory bodies), self-regulatory organization (including FINRA), governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning set forth in Section 7.06.

“Incentive Equity Plan Proposal” has the meaning set forth in the definition of “SPAC Shareholder Matters”.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) any contingent obligations for the deferred purchase price of property or other services, including “earn-outs” and “seller notes” (but excluding trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs, expenses or other amounts payable upon the discharge of any Indebtedness of such Person, (h) any amounts owing under any legislation relief program (including, for the avoidance of doubt, with respect to the Company and its Subsidiaries, any and all liabilities for amounts that the Company or any of its Subsidiaries has deferred pursuant to Section 2302 of the Coronavirus Aid, Relief and Economic Security Act and all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States)), and (i) all obligations of the type referred to in clauses (a) through (h) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Indemnification Agreements” has the meaning set forth in Section 2.05(a).

“Independent Director” means any director of a corporation who meets the requirements of “independent director” for all purposes under the rules and regulations of Nasdaq.

“Intellectual Property” means all intellectual property in any jurisdiction in the world, including: (a) patents, industrial designs, utility models, patent disclosures and improvements and applications for any of the foregoing, including all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, requests for continuing examination, reissues, renewals, and reexaminations thereof, (b) trademarks, service marks, brand names, certification marks, trade dress, trade names, corporate names, logos and slogans, designs and Internet domain names, and social media accounts and handles, and any other indicia of source or origin, whether registered or unregistered, and all applications and registration for any of the foregoing, together with all goodwill associated with each of the foregoing, (c) copyrights and rights in works of authorship, mask work rights, and design rights, all whether registered or unregistered, registrations and applications for any of the foregoing, renewals and extensions thereof, and all moral rights associated with the foregoing, (d) rights in Software (including object code and source code), (e) proprietary rights in artificial intelligence algorithms and weighting functions and the unique outputs from machine learning and deep learning processes; (f) data, database, and collections of data, (g) Trade Secrets and know-how and rights in other proprietary and confidential information and data, (h) any other registrations and applications for any item referenced in any of the foregoing clauses and all rights in and to any for any item referenced in any of the foregoing clauses, and (i) any rights recognized under applicable Law in any of the foregoing or that are equivalent or similar to any of the foregoing.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning set forth in Section 6.01.

“IPO” has the meaning set forth in Section 6.03.

“IPO Prospectus” has the meaning set forth in Section 5.07.

“IT Systems” means systems, servers computer firmware or middleware, computer hardware, electronic data processing and telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, co-location facilities, including any outsourced systems and processes, and all other information technology equipment, in each case, that are owned, leased, licensed by, used or held for use, or otherwise controlled by the Company or any of its Subsidiaries.

“JOBS Act” has the meaning set forth in Section 8.07.

“Key Employee” means those certain Company Employees to be mutually determined by the Company and the SPAC prior to the Closing.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries.

“Leases” has the meaning set forth in Section 4.18(a).

“Letter of Intent” has the meaning set forth in Section 11.01.

“Licensed Intellectual Property” has the meaning set forth in Section 4.19(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Memorandum and Articles of Association” means the Memorandum and Articles of Association of SPAC, in each case, as in effect on the date hereof.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Consideration” means, as to any specific Pre-Closing Holder, (a) a number of shares of Surviving Pubco Class A Common Stock equal to product of (i) the number of shares of Company Common Stock held by such Pre-Closing Holder and (ii) the Company Exchange Ratio, in each case with fractional shares rounded down to the nearest whole share, and (b) the right to receive a number of Earn Out Shares if and when earned, in each case, as set forth on the Allocation Schedule.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger” has the meaning specified in the Recitals hereto.

“Most Recent Balance Sheet Date” means October 31, 2021.

“Multiemployer Plan” has the meaning set forth in Section 4.13(g).

“Nasdaq” means the Nasdaq Capital Market.

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Code” has the meaning set forth in Section 4.19(e).

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or memorandum of association, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Software” has the meaning set forth in Section 4.19(d).

“Parties” has the meaning specified in the Preamble hereto.

“Party” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCI-DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Permits” means any license, accreditation, bond, franchise, permit, consent, approval, right, privilege, certificate, non-objection, no-action letter, regulatory waiver or exemptive relief, registration, membership, authorization or qualification or other similar authorization issued by, or otherwise granted by, any Governmental Authority.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions on real property (including defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property and similar restrictions of record and other similar charges or encumbrances) that (i) are matters of record and (ii) do not materially interfere with the present uses of such real property, (e) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet or that are ordinary course liabilities assumed as part of the DreamView Asset Acquistion, (f) non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practices, and (g) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Company and its Subsidiaries, taken as a whole.

“Permitted Terminations” means any Owned Intellectual Property that has naturally expired, or that has lapsed, been abandoned, disclaimed, dedicated to the public, cancelled or forfeited, in whole or in part, regardless of whether by action or inaction of the Company, because it is deemed not to be material to the business of the Company or not economically feasible to maintain.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information that, alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with an individual or household, directly or indirectly, including name, address, geolocation information, Internet Protocol (IP) addresses, financial information or other information that constitutes “personal information” or “personal data” under applicable Laws.

“Potential Financing” any equity or debt financing of the SPAC incurred following the date hereof in accordance with the terms of this Agreement, including Section 7.02(a).

“Pre-Approved Arrangements” has the meaning set forth on Schedule 1.01(c).

“Pre-Closing Holder” means each Person who holds Company Common Stock immediately prior to the Effective Time, after giving effect to the Note Conversion.

“Pre-Closing SPAC Holder” means each SPAC equityholder immediately prior to the Effective Time, other than any such equityholder that acquires equity in any Potential Financing.

“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

“Protected Data” means data regulated by the PCI-DSS, Personal Information and all data for which the Company or its Subsidiaries are required by Law or privacy policy to safeguard and/or keep confidential or private.

“Proxy Clearance Date” has the meaning set forth in Section 8.02(a)(i).

“Proxy Statement” has the meaning set forth in Section 8.02(a)(i).

“Public Shareholders” has the meaning set forth in Section 6.03.

“Registered Intellectual Property” has the meaning set forth in Section 4.19(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning set forth in Section 8.02(a)(i).

“Released Claims” has the meaning set forth in Section 6.03.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Company Stockholder Approval” means the approval of this Agreement and the Transactions by the affirmative vote or written consent of stockholders of the Company holding at least a majority of the voting power of the outstanding Company Common Stock.

“Required SPAC Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Ordinary Shares entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the SPAC Organizational Documents and applicable Law.

“Required Transaction Proposals” means, collectively, the Domestication Proposal, the Business Combination Proposal, the Share Issuance Proposal, the SPAC Organizational Documents Proposal, the Incentive Equity Plan Proposal, the Director Election Proposal and the ESPP Proposal.

“Sanctioned Country” means any country or region that is or has in the past five (5) years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Schedules” means the disclosure schedules of the Company or SPAC, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.09(a).

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Breach” means any (i) security breach or breach of Protected Data under applicable Data Security Requirements or any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Protected Data or the Company’s own confidential information; or (ii) unauthorized interference with system operations or security safeguards of the Company’s information technology systems, including any phishing incident or ransomware attack.

“Service Provider” means, with respect to the Company, the Company Employee, officer, director, or other service provider of the Company or its respective Subsidiaries.

“Share Issuance Proposal” has the meaning set forth in the definition of “SPAC Shareholder Matters”.

“Share Price” means, the share price equal to the volume weighted average closing sale price of one share of Surviving Pubco Class A Common Stock as reported on Nasdaq over any twenty (20) consecutive Trading Day period (as equitably adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Surviving Pubco Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Surviving Pubco Class A Common Stock).

“Signing Filing” has the meaning set forth in Section 8.05(c).

“Signing Press Release” has the meaning set forth in Section 8.05(c).

“Software” means software and computer programs, whether in source code or object code form, and including (a) databases and collections of data, and related documentation and materials, (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, user interfaces, architecture, development tools, code repositories, (c) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) files and documentation, including user documentation, user manuals, programmers’ notes, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases, and training materials, files, and records relating to any of the foregoing.

“SPAC” has the meaning specified in the Preamble hereto and, for the avoidance of doubt, refers to the Surviving Pubco following the consummation of the Domestication.

“SPAC Board” has the meaning specified in the Recitals hereto.

“SPAC Board Recommendation” has the meaning specified in the Recitals hereto.

“SPAC Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Closing Statement” has the meaning set forth in Section 3.04(a).

“SPAC Incentive Equity Registration” has the meaning set forth in Section 7.06.

“SPAC Marks” has the meaning set forth in Section 7.11(b).

“SPAC Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have a material adverse effect on the ability of the SPAC Parties or Sponsor to consummate the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws or GAAP or any official or judicial interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting special purpose acquisition companies (SPACs), (iii) the announcement of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on the SPAC’s stock price or the amount of SPAC Shareholder Redemptions, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic, (v) any national or international political or social conditions in the United States, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any territories, possessions, or diplomatic or consular offices of the United States or upon any United States military installation, equipment or personnel, (vi) any action required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (vii) any action taken by, or at the request of, the Company or its Subsidiaries; provided, that in the case of clauses (i), (ii), (iv) and (v), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the SPAC, as compared to other special purpose acquisition companies (SPACs).

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Organizational Documents” means the Memorandum and Articles of Association, as amended and in effect on the date hereof, the SPAC Warrant Agreement and the Trust Agreement.

“SPAC Parties” means, collectively, SPAC and Merger Sub.

“SPAC Preference Shares” has the meaning set forth in Section 5.12(a).

“SPAC Private Placement Warrant” means one of the redeemable private placement warrants entitling the holder to purchase shares of SPAC Class A Ordinary Shares which were issued and sold to Sponsor or its Affiliates as part of SPAC’s private placement units.

“SPAC Public Warrant” means one of the redeemable public warrants entitling the holder to purchase shares of SPAC Class A Ordinary Shares which were issued and sold as part of SPAC’s initial public offering.

“SPAC Related Party Transaction” has the meaning set forth in Section 5.14.

“SPAC Specified Representations” has the meaning set forth in Section 9.03(a)(i).

“SPAC Shareholder Matters” means (a) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (b) the adoption and approval of the issuance of shares of Surviving Pubco Class A Common Stock in connection with the Transactions as may be required under the Nasdaq listing requirements (the “Share Issuance Proposal”), (c) the adoption and approval of the Domestication (the “Domestication Proposal”), (d) in connection with the Domestication, the amendment of the Organizational Documents of SPAC and approval of the Surviving Pubco Certificate of Incorporation and Surviving Pubco Bylaws (the “Surviving Pubco Organizational Documents Proposal”), (e) the adoption and approval of the Incentive Equity Plan in accordance with Section 7.06 (the “Incentive Equity Plan Proposal”), (f) the adoption and approval of the ESPP in accordance with Section 7.06 (the “ESPP Proposal”), (g) the election of the members of the SPAC Board as of the Closing in accordance with Section 7.05 (the “Director Election Proposal”), (h) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, and (i) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“SPAC Shareholder Redemption” has the meaning set forth in Section 8.02(a)(i).

“SPAC Transaction Expenses” means (a) all fees, costs and expenses of SPAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions and any Potential Financing, whether paid or unpaid prior to the Closing (including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants to SPAC and including any deferred underwriting commissions being held in the Trust Account); (b) any Indebtedness of SPAC owed to Sponsor; (c) 50% of all fees in connection with filings with Governmental Authorities, including filings in connection with the HSR Act or other materials contemplated by Section 8.01(a); (d) all fees in connection with filings with the SEC, including the Proxy Statement, and any related printer fees; and (e) all costs, fees and expenses related to the directors’ and officers’ liability insurance coverage described in Section 7.01(b) with respect to the directors and officers of SPAC as of the date of this Agreement and any time prior to the Closing.

“SPAC Warrant Agreement” means the Warrant Agreement, dated as of May 18, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as may be amended, modified or supplemented.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Special Meeting” has the meaning set forth in Section 8.02(b).

“Sponsor” means Aries Acquisition Partners, Ltd., a Cayman Islands exempted company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreement” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning set forth in Section 10.02.

“Surviving Pubco” has the meaning specified in the Recitals hereto and, for the avoidance of doubt, refers to the SPAC following the consummation of the Domestication.

"Surviving Pubco Board" shall mean the board of the directors of the Surviving Pubco.

“Surviving Pubco Bylaws” has the meaning specified in the Recitals hereto.

“Surviving Pubco Certificate of Incorporation” has the meaning specified in the Recitals hereto.

“Surviving Pubco Class A Common Stock” means the Class A Shares of the Surviving Pubco, as set forth in the Surviving Pubco Certificate of Incorporation.

“Surviving Pubco Class B Common Stock” means the Class B Shares of the Surviving Pubco, as set forth in the Surviving Pubco Certificate of Incorporation.

“Surviving Pubco Organizational Documents Proposal” has the meaning set forth in the definition of “SPAC Shareholder Matters”.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, including Section 203 of the DGCL.

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, license, sales, use, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof), (b) any liability for, or in respect of, any item described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), and (c) any liability for, or in respect of, any item described in clauses (a) or (b) of this definition as a transferee or successor.

“Tax Return” means any return, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed with any Governmental Authority (or required to be provided to a payee) in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning set forth in Section 10.01(c).

“Trade Controls” has the meaning set forth in Section 4.24(a).

“Trade Secrets” means, collectively, information, including a formula, pattern, compilation, invention, algorithm, program, device, method, technique, or process, that: derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trading Day” means any day on which shares of Surviving Pubco Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Surviving Pubco Class A Common Stock are then traded.

“Transaction Agreements” shall mean this Agreement, the Sponsor Agreement, the Support Agreement, the Registration Rights Agreement, the Lockup Agreement, the Employment Agreements, the Surviving Pubco Certificate of Incorporation, the Surviving Pubco Bylaws and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning set forth in Section 8.01(e).

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Transfer Taxes” has the meaning set forth in Section 8.04(e).

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under or with respect to the Code.

“Triggering Event I” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Share Price of the Surviving Pubco Class A Common Stock is greater than or equal to $15.00.

“Triggering Event II” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Share Price of the Surviving Pubco Class A Common Stock is greater than or equal to $17.50.

“Triggering Event III” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Share Price of the Surviving Pubco Class A Common Stock is greater than or equal to $20.00.

“Triggering Event IV” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Share Price of the Surviving Pubco Class A Common Stock is greater than or equal to $22.50.

“Triggering Event V” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Share Price of the Surviving Pubco Class A Common Stock is greater than or equal to $25.00.

“Triggering Events” shall mean collectively, Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV and Triggering Event V, and “Triggering Event” shall mean any one such individual event.

“Trust Account” has the meaning set forth in Section 5.07.

“Trust Agreement” has the meaning set forth in Section 5.07.

“Trust Termination Letter” means the termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement.

“Trustee” has the meaning set forth in Section 5.07.

“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access to, or to disable without proper authorization, erase, or otherwise harm, Software, hardware or data.

“Updated Company Closing Statement” has the meaning set forth in Section 3.04(b).

“Updated SPAC Closing Statement” has the meaning set forth in Section 3.04(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.

“Working Capital Loans” mean any Indebtedness of SPAC from its Affiliates and shareholders to provide working capital to SPAC.

Section 1.02            Construction.

(a)                Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)                When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of business, consistent with past practice.

(c)                Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d)                Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e)                The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)                 Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)                All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)                The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided prior to the execution of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” maintained on Tresorit under the title “Infinite Assets, Inc._DD Items” or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i)                 References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.

Section 1.03            Knowledge. As used herein, the phrase “to the knowledge of” shall mean the actual knowledge of, (a) with respect to SPAC, the individuals listed on Schedule 1.03(a) and (b) with respect to the Company, the individuals listed on Schedule 1.03(b).

Section 1.04            Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or SPAC Ordinary Shares shall have been changed into a different number of units or shares or a different class, by reason of any unit or stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of units or shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or SPAC Ordinary Shares, as applicable, will be appropriately adjusted to provide to the holders of shares of Company Common Stock or SPAC Ordinary Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any SPAC Party or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of Surviving Pubco Class A Common Stock pursuant to the conversion of Surviving Pubco Class B Common Stock into Surviving Pubco Class A Common Stock in connection with the consummation of the transactions contemplated by this Agreement.

Article II
THE DOMESTICATION; THE MERGER

Section 2.01            Domestication. Subject to receipt of the Required SPAC Shareholder Approval, prior to the Effective Time, SPAC shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Surviving Pubco Certificate of Incorporation in form and substance as shall be negotiated in good faith between the Company and SPAC prior to the Closing, in each case, in accordance with the provisions thereof and applicable Law and (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication. The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and the Company in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”). In connection with (and as part of) the Domestication, SPAC shall cause SPAC's name to be changed to “InfiniteWorld, Inc.”, provided that if such name is not available in Delaware or SPAC is otherwise unable to change its name to “InfiniteWorld, Inc.” in Delaware, it shall change its name to such other name mutually agreed to by SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company).

Section 2.02            Bylaws of the Surviving Pubco. SPAC shall take all actions necessary so that, at the Domestication Effective Time, the bylaws of Surviving Pubco shall be in form and substance as shall be negotiated in good faith between the Company and SPAC prior to the Closing.

Section 2.03            Effect of the Domestication. At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of SPAC or its shareholders:

(a)                each then issued and outstanding SPAC Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving Pubco Class A Common Stock;

(b)                each then issued and outstanding SPAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving Pubco Class B Common Stock; and

(c)                each then issued and outstanding SPAC Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Surviving Pubco Class A Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted SPAC Warrant.

Section 2.04            Directors and Officers of the Surviving Pubco. Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, the Surviving Pubco shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the board of directors and officers of Surviving Pubco to consist of the persons contemplated by Section 7.05. On the Closing Date, Surviving Pubco shall enter into customary indemnification agreements in the form to be mutually agreed by Surviving Pubco and the Company (the “Indemnification Agreements”) with such individuals elected as members of the board of directors or appointed officers of Surviving Pubco as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

Section 2.05            The Merger. At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Entity after the Merger as a direct, wholly-owned Subsidiary of Surviving Pubco.

Section 2.06            Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit E attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and the time of such filing, or such later time as may be agreed in writing by the Company and Surviving Pubco and specified in the Certificate of Merger, but in any event immediately following the Domestication Effective Time, will be the effective time of and constitute the consummation of the Merger (the “Effective Time”).

Section 2.07            Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity.

Section 2.08            Organizational Documents of the Surviving Entity. At the Effective Time, the certificate of incorporation and bylaws of the Company shall be amended and restated to be in the forms of the certificate of incorporation and bylaws of Merger Sub, which shall be the certificate of incorporation and bylaws of the Surviving Entity from and after the Effective Time until thereafter amended in accordance with their respective terms and as provided by applicable Law.

Section 2.09            Directors and Officers of the Surviving Entity. The Company shall take all necessary action prior to the Effective Time such that, conditioned upon the occurrence of the Closing, the directors and officers of the Surviving Entity shall be those individuals determined by the Company and communicated in writing to Surviving Pubco prior to the Closing Date, until the earlier of their resignation or removal or until their respective successors are duly appointed.

Article III
MERGER CONSIDERATION; CLOSING

Section 3.01            Effect of Merger. On the terms and subject to the conditions set forth herein, at the Effective Time (except as otherwise set forth below), by virtue of the Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a)                Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the Merger Consideration. Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time (the “Excluded Shares”) shall be cancelled and no payment or distribution shall be made with respect thereto.

(b)                Surviving Entity Equity Securities. On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to Effective Time shall no longer be outstanding and shall thereupon be converted into and become one (1) validly issued fully paid and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Entity, and such shares, on an aggregate basis, shall constitute the only outstanding shares of capital stock of the Surviving Entity as of immediately following the Effective Time.

(c)                Surviving Pubco Common Stock. Each share of Surviving Pubco Class B Common Stock that is issued and outstanding as of the Effective Time will convert automatically into one share of Surviving Pubco Class A Common Stock. All of the shares of Surviving Pubco Class B Common Stock shall no longer be outstanding and shall cease to exist, and each holder of shares of Surviving Pubco Class B Common Stock shall thereafter cease to have any rights with respect to such Surviving Pubco Class B Common Stock.

Section 3.02            Exchange Procedures.

(a)                Prior to the Closing, SPAC shall appoint an exchange agent (the “Exchange Agent”) consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as the agent for the purpose of paying the Merger Consideration (other than the Earn Out Shares) to each of the Company’s stockholders (the “Aggregate Merger Consideration”); provided, however, that SPAC shall afford the Company the opportunity to review any proposed Contract with the Exchange Agent prior to execution, and shall accept the Company’s reasonable comments thereto.

(b)                At the Effective Time, the Surviving Pubco (acting by the Exchange Agent) will promptly issue and allot, credited as fully paid, or cause to be issued and allotted, credited as fully paid, to the Pre-Closing Holders (and the Company will direct the Exchange Agent to take all necessary action to record and effect the same) the number of shares of Surviving Pubco Class A Common Stock equal to Merger Consideration in accordance with the Allocation Schedule, in each case in book-entry form (which shall have a customary Securities Act restrictive legend), unless otherwise reasonably requested by the Company.

(c)                If any portion of the Merger Consideration is to be issued to a Person other than the Person in whose name the relevant Company Common Stock was registered on the books and records of the Company immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Common Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents, as in effect immediately prior to the Effective Time, (ii) if applicable, the certificate representing such Company Common Stock shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is issued, shall have already executed and delivered counterparts to such other documents as are reasonably deemed necessary by the Surviving Entity or the Company, and (iv) the Person requesting such delivery shall pay to the Company any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of Company Common Stock or establish to the satisfaction of the Surviving Entity and the Company that such Tax has been paid or is not payable.

Section 3.03            Earn-Out.

(a)                Subject to the terms and conditions of this Section 3.03, following the Closing, and as additional consideration for the Merger and the other transaction contemplated by this Agreement, within five (5) Business Days after the occurrence of a Triggering Event, Surviving Pubco shall issue to each Pre-Closing Holder identified on the Allocation Schedule (the “Earn Out Recipient”), the following amount of Earn Out Shares (which shall have a customary Securities Act restrictive legend) in accordance with such Pre-Closing Holder’s respective Earn Out Pro Rata Share:

(i)                 10,000,000 of the Earn Out Shares upon the occurrence of Triggering Event I (the “$15.00 Earn Out Shares”);

(ii)               10,000,000 of the Earn Out Shares upon the occurrence of Triggering Event II (the “$17.50 Earn Out Shares”);

(iii)             10,000,000 of the Earn Out Shares upon the occurrence of Triggering Event III (the “$20.00 Earn Out Shares”);

(iv)              10,000,000of the Earn Out Shares upon the occurrence of Triggering Event IV (the “$22.50 Earn Out Shares”); and

(v)                10,000,000 of the Earn Out Shares upon the occurrence of Triggering Event V (the “$25.00 Earn Out Shares”).

For illustrative purposes, if, prior to the expiration of the Earn Out Period:

(vi)              the Share Price of the Surviving Pubco Class A Common Stock is greater than or equal to $15.00, all of the $15.00 Earn Out Shares shall be issued in accordance with this Section 3.03;

(vii)            the Share Price of the Surviving Pubco Class A Common Stock is greater than or equal to $17.50, all of the $17.50 Earn Out Shares shall be issued in accordance with this Section 3.03;

(viii)          the Share Price of the Surviving Pubco Class A Common Stock is greater than or equal to $20.00, all of the $20.00 Earn Out Shares shall be issued in accordance with this Section 3.03;

(ix)              the Share Price of the Surviving Pubco Class A Common Stock is greater than or equal to $22.50, all of the $22.50 Earn Out Shares shall be issued in accordance with this Section 3.03; and

(x)                the Share Price of the Surviving Pubco Class A Common Stock is greater than or equal to $25.00, all of the $25.00 Earn Out Shares shall be issued in accordance with this Section 3.03.

(b)                If during the Earn Out Period, a Company Sale occurs, then immediately prior to the consummation of such Company Sale, any Earn Out Shares that have not previously been distributed to the Earn Out Recipients (whether or not previously earned) shall be deemed earned (and the applicable Triggering Event achieved); provided, however, that such Earn Out Shares shall be deemed earned (and the applicable Triggering Event achieved) only if implied the value per share of Surviving Pubco Class A Common Stock in the Company Sale at the time of first announcement of the Company Sale (as determined by the Surviving Pubco Board) equals or exceeds $15.00, $17.50, $20.00, $22.50 or $25.00, as applicable, as adjusted pursuant to Section 3.03(c) below.

(c)                The price targets included in the definitions of Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV and Triggering Event V shall be equitably adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Surviving Pubco Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Surviving Pubco Class A Common Stock.

(d)                At all times during the Earn Out Period, the Surviving Pubco shall keep available for issuance a sufficient number of shares of unissued Surviving Pubco Class A Common Stock to permit the Surviving Pubco to satisfy in full its issuance obligations set forth in this Section 3.03 and shall take all actions reasonably required (including by convening any shareholder meeting) to increase the authorized number of Surviving Pubco Class A Common Stock if at any time there shall be insufficient unissued Surviving Pubco Class A Common Stock to permit such reservation.

(e)                During the Earn Out Period, the Surviving Pubco shall use commercially reasonable efforts for the Surviving Pubco to remain listed as a public company on, and for the Surviving Pubco Class A Common Stock (including, when issued, the Earn Out Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the shares of Surviving Pubco Class A Common Stock are then listed.

Section 3.04            SPAC Closing Statement; Company Closing Statement.

(a)                At least five Business Days prior to the Closing Date, SPAC shall deliver the Company a written statement (the “SPAC Closing Statement”) setting forth its good faith estimate and calculation of the SPAC Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the SPAC Closing Statement and through the Closing Date, (i) SPAC shall promptly provide the Company any changes to the SPAC Closing Statement (including any component thereof) (the “Updated SPAC Closing Statement”), and (ii) the Company shall have the right to review and comment on such calculations and estimates, SPAC shall consider in good faith any such comments made by the Company, and the Company and SPAC shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated SPAC Closing Statement (and any updates or revisions as may be agreed by the Company and SPAC shall be included in the Updated SPAC Closing Statement). SPAC shall, and shall cause its Representatives to, (x) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the SPAC Closing Statement and Updated SPAC Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussion related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the SPAC Closing Statement and Updated SPAC Closing Statement and reasonably requested by the Company or its Representatives in connection with such review; provided, that the Company shall not, and shall cause its Representatives to not, unreasonably interfere with the business of SPAC and its Subsidiaries in connection with any such access.

(b)                At least five Business Days prior to the Closing Date, the Company shall deliver to SPAC a written statement (the “Company Closing Statement”) setting forth its good faith estimate and calculation of the Company Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Company Closing Statement and through the Closing Date, (i) Company shall promptly provide the SPAC any changes to the Company Closing Statement (including any component thereof) (the “Updated Company Closing Statement”), and (ii) SPAC shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by SPAC, and the Company and SPAC shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Company Closing Statement (and any updates or revisions as may be agreed by the Company and SPAC shall be included in the Updated Company Closing Statement). The Company shall, and shall cause its Representatives to, (x) reasonably cooperate with SPAC and its Representatives to the extent related to SPAC’s review of the Company Closing Statement and Updated Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussion related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and Updated Company Closing Statement and reasonably requested by SPAC or its Representatives in connection with such review; provided, that SPAC shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.

Section 3.05            Closing.

(a)                The closing of the Transactions (the “Closing”) shall take place (i) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time) on the third Business Day following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (ii) at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(b)                Closing Transactions. Upon the terms and subject to the satisfaction or written waiver of the conditions contained in this Agreement, at the Closing:

(i)            Surviving Pubco will deliver to the Company the following:

(A)              a certified copy of the Surviving Pubco Bylaws;

(B)              evidence of resignation or removal of the persons contemplated by Section 2.04;

(C)              the Registration Rights Agreement, duly executed by Surviving Pubco and the stockholders of Surviving Pubco party thereto; and

(D)              the Indemnification Agreements, duly executed by Surviving Pubco.

(ii)          The Company will deliver to Surviving Pubco the following:

(A)              the Registration Rights Agreement, duly executed by the Company and the Pre-Closing Holders party thereto.

Section 3.06            Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, the Company, Merger Sub and the Surviving Entity and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that any deduction or withholding is to be made from the amounts otherwise payable hereunder (other than any such amounts payable that are subject to withholding because they are properly treated as compensation for applicable Tax purposes), SPAC shall use commercially reasonable efforts to provide notice to the applicable Person at least 10 days prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding). To the extent that any amounts are deducted or withheld consistent with the terms of this Section 3.06, such deducted or withheld amounts shall be paid over to the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. In the case of any such payment payable to employees of the Company or any of its Subsidiaries in connection with the Merger treated as compensation for applicable Tax purposes, the parties shall cooperate to pay such amounts through SPAC’s or its Affiliate’s payroll to facilitate applicable withholding.

Section 3.07            Allocation Schedule. The Company acknowledges and agrees that (i) the Aggregate Merger Consideration and the Earn Out Shares are being allocated among the Pre-Closing Holders pursuant to the schedule in the form set forth on Schedule 3.07 and delivered by the Company to SPAC at least two Business Days prior to the anticipated Closing Date (the “Allocation Schedule”) and such allocation (i) is and will be in accordance with the Organizational Documents of the Company and applicable Law, (ii) does and will set forth (A) the mailing addresses and email addresses, for each Pre-Closing Holder, (B) the number and class of Equity Securities owned by each Pre-Closing Holder, (C) the number of shares of Surviving Pubco Class A Common Stock allocated to each Pre-Closing Holder, and (D) the portion of the Earn Out Shares allocated to each Pre-Closing Holder and (iii) will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material). For illustrative purposes only, set forth on Schedule 3.07 is the Allocation Schedule as it would have been prepared if the Closing Date were the date hereof (it being understood that such illustrative Allocation Schedule set forth on Schedule 3.07 is illustrative only and not binding in any manner on the Parties); provided that, the Parties agree that such illustrative Allocation Schedule shall not be required to set forth the mailing addresses and email addresses for the Pre-Closing Holders. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment, issuance, reserve for issuance or any other treatment of the Aggregate Merger Consideration on the Closing Date in accordance with the Allocation Schedule, subject to Section 3.03, SPAC and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement, and none of them shall have (I) any further obligations to the Company, any Pre-Closing Holder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Aggregate Merger Consideration) (other than the Earn Out Shares), or (II) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases SPAC and its Affiliates (but excluding, on and after the Closing, the Company and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Aggregate Merger Consideration, as the case may be, among each Pre-Closing Holder as set forth in such Allocation Schedule.

Section 3.08            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares provided by Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement. The Company shall give SPAC prompt notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and SPAC shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules, the Company represents and warrants to the SPAC Parties as follows:

Section 4.01            Corporate Organization of the Company. The Company has been duly incorporated, is validly existing and is in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the Organizational Documents of the Company, as in effect on the date hereof, previously made available by the Company to SPAC are (a) true, correct and complete and (b) in full force and effect. The Company is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of any of the provisions of its Organizational Documents, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02            Subsidiaries. The Subsidiaries of the Company, together with their respective jurisdictions of incorporation or organization and names of their respective equityholders and equity ownership, as of the date hereof, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their respective jurisdictions of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (other than with respect to due organization and valid existence) in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of tangible property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.03            Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05 and upon receipt of the Required Company Stockholder Approval) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the Transactions and the transactions contemplated thereby have been duly authorized by the board of directors of the Company and, except for the Required Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each Transaction Agreement to which the Company is a party (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each Transaction Agreement to which the Company is a party will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04            No Conflict. Except as set forth on Schedule 4.04, the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by the Company of the Transactions and the transactions contemplated thereby do not and will not, upon receipt of the Required Company Stockholder Approval (a) contravene or conflict with the Organizational Documents of the Company or, in any material respect, its Subsidiaries, (b) subject to the approvals described in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) subject to the approvals described in Section 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or any Permit of the Company or its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05            Governmental Authorities; Consents. Assuming the truth and accuracy of the representations and warranties of the SPAC Parties contained in this Agreement, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby shall not, require the Company or any Subsidiary to obtain any Consent, except (a) for compliance with the applicable requirements, if any, of the HSR Act (and any similar Law enforced by any Governmental Authority regarding acquisition notifications for the purpose of competition reviews), (b) the filing of the (i) Company Certificate of Merger and (ii) any filings required pursuant to the Domestication, (c) for Consents that may be required solely by reason of the SPAC Parties or the Merger Subs’ (as opposed to any other third party’s) participation in the transactions contemplated hereby, (d) the filing with the SEC of (i) the Registration Statement, the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (e) such filings with and approval of Nasdaq to permit the SPAC Ordinary Shares to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on Nasdaq, (f) the Required SPAC Shareholder Approval, (g) as set forth in Schedule 4.05(g) and (h) any Consents the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06            Current Capitalization.

(a)                Schedule 4.06(a) sets forth as of the date hereof the authorized and outstanding Equity Securities of the Company (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and such Equity Securities have not been issued in violation of preemptive or similar rights. The outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(b)                Except as set forth on Schedule 4.06(a), as of the date hereof, there are no outstanding or authorized Equity Securities in the Company and no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s members may vote. Except as set forth on Schedule 4.06(b), other than this Agreement and the transactions contemplated hereby, the Company is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its Equity Securities.

Section 4.07            Capitalization of Subsidiaries.

(a)                The outstanding Equity Securities of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. The outstanding Equity Securities in each Company Subsidiary that are owned by the Company, directly or indirectly, are owned free and clear of any Liens (other than Liens arising under applicable securities Laws or the Organizational Documents of the applicable Company Subsidiary or any Permitted Liens) and have not been issued in violation of preemptive or similar rights.

(b)                Except as set forth on Schedule 4.02, as of the date hereof, there are no outstanding or authorized Equity Securities in any Company Subsidiary. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Company Subsidiary. There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Company Subsidiary, except as set forth in the Organizational Documents of the applicable Company Subsidiary. Except as set forth on Schedule 4.07(b), there are no outstanding bonds, debentures, notes or other indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Company Subsidiary is a party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its Equity Securities.

(c)                Except for Equity Securities in any wholly-owned Subsidiary of the Company or as set forth on Schedule 4.07(c), as of the date hereof, none of the Company nor any of its Subsidiaries owns any Equity Securities in any Person. As of the date hereof, no shares of capital stock are held in treasury by any Company Subsidiary.

Section 4.08            Financial Statements.

(a)                Attached as Schedule 4.08(a) hereto are true, correct, accurate and complete copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of October 31, 2021, and the related unaudited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the seven-month period then ended (i.e., from April 1, 2021) (the “Company Financial Statements”).

(b)                The Company Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates and for the periods indicated therein in conformity with GAAP during the periods involved (except for the absence of notes thereto).

(c)                The Company maintains and, for all periods covered by the Company Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete in all material respects and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries in all material respects.

(d)                Except as set forth in the Company Financial Statements, as of the date hereof, the Company has not identified or been made aware of any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

Section 4.09            Undisclosed Liabilities. Except as set forth on Schedule 4.09, as of the date hereof, the Company does not have any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be set forth on a consolidated balance sheet of the Company, as applicable prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Most Recent Balance Sheet, (b) that have arisen since the Most Recent Balance Sheet in the ordinary course of business, (c) arising under this Agreement or the performance by the Company of its obligations hereunder, including the Company Transaction Expenses, (d) that are ordinary course liabilities assumed as part of the DreamView Asset Acquistion or (e) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10            Litigation and Proceedings. As of the date hereof, there is no and has not been any, Action pending or, to the knowledge of the Company, threatened in writing by or against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to (a) involve an amount in controversy (not counting insurance deductibles) of more than $500,000, or (b) if adversely determined, have, individually or in the aggregate, a Company Material Adverse Effect. There is and has not been any Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, none of the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any unsatisfied, ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11            Compliance with Laws.

(a)                Except where the failure to be, or to have been, in compliance with such Laws would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws (including applicable Environmental Laws).

(b)                The Company and its Subsidiaries hold all Permits necessary for the lawful conduct of its business as it is being conducted as of the date hereof, except where the failure to so hold would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or impairment would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                Schedule 4.11(c) sets forth, as of the date hereof, (i) each jurisdiction in which the Company or its Subsidiaries holds any material Permits (for the avoidance of doubt, a qualification to do business as a foreign entity in a State is not a material Permit) and (ii) each jurisdiction in which the Company or any of its Subsidiaries has applications pending for any material Permits (“Permit Applications”). Neither the Company nor any of its Subsidiaries has withdrawn any Permit Application.

(d)                As of the date hereof, (i) neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) that remains unresolved and (ii) no assertion or Action of any violation of any Law, Governmental Order or Permit by the Company or any of its Subsidiaries is currently threatened in writing against the Company or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each of the foregoing clauses (i) and (ii), except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened in writing, in each case, except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12            Contracts; No Defaults.

(a)                Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (ix) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business and any Company Benefit Plans (all such Contracts as described in clauses (i) through (ix), collectively, the “Company Material Contracts”) (for the avoidance of doubt, Schedule 4.12(a) is not required to list all amendments, waivers or other changes with respect to the Contracts listed therein). True, correct and complete copies of such Company Material Contracts (together with all material amendments, waivers or other changes thereto) in existence as of the date hereof have been delivered to or made available to SPAC or its agents or Representatives.

(i)                 Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $200,000;

(ii)               Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in each case, (A) involving payments in excess of $200,000, or (B) pursuant to which there are any material ongoing obligations;

(iii)             Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $200,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(iv)              Each Contract requiring capital expenditures the Company or its Subsidiaries after the date of this Agreement in an amount in excess of $200,000 in the aggregate in a 12-month period (other than click-wrap, shrink-wrap and off-the-shelf, non-customized software licenses, and any other similar software licenses (including software-as-a-service) that are commercially available on standard terms to the public generally with license, maintenance, support and other fees less than $200,000 per year, and open source software licenses);

(v)                Each supervisory Contract with a Governmental Authority and terms of conditional approvals from any Governmental Authority for any Permit;

(vi)              Each Contract prohibiting or restricting in any material respect the ability the Company or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary restrictions with respect to the sale or delivery of products in certain geographical areas and non-solicitation and no-hire provisions, in each case, entered into in the ordinary course of business;

(vii)            Each Contract (excluding (x) non-disclosure agreements and (y) non-exclusive licenses granted in trademarks that are Owned Intellectual Property that are incidental to marketing, printing or advertising Contracts) under which the Company or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property that is material to the business of the Company or any of its Subsidiaries (excluding non-exclusive licenses in respect of commercially available, unmodified, “off-the-shelf software”) and (B) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property (excluding non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practice);

(viii)          Each Contract under which the Company or any of its Subsidiaries has commissioned the development of Intellectual Property by a third party that is material to the business of the Company or any of its Subsidiaries (other than pursuant the Company’s standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to SPAC, or any Contract entered into in the ordinary course of business);

(ix)              Each employment Contract with any individual that (A) provides for annual base salary in excess of $200,000, or (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change of control, transaction, or similar payments; and

(x)                Any commitment to enter into agreement of the type described in clauses (i) through (viii) of this Section 4.12(a).

(b)                Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, each Company Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations the Company or one of its Subsidiaries that is a party thereto and, to the knowledge the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (w) neither the Company, any of its Subsidiaries nor, to the knowledge the Company, any other party thereto is or is alleged to be in breach of or default under any Company Material Contract (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract that remains unresolved and (y) to the knowledge the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

Section 4.13            Company Benefit Plans.

(a)                Schedule 4.13(a) sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement a “Company Benefit Plan” means each Benefit Plan which is currently contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any Service Provider of the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any actual material liability or obligation, contingent or otherwise, in any case, excluding any Multiemployer Plan.

(b)                With respect to each Company Benefit Plan listed on Schedule 4.13(a), the Company has delivered or made available to SPAC copies of (i) the plan document, adoption agreement, and any trust agreement or other funding instrument relating to such plan, or in the event that the Company Benefit Plan is unwritten, a written summary of the material provisions, as applicable, (ii) the most recent summary plan description, if any, required under ERISA with respect to the Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to the Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to the Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Authority within the past three years.

(c)                Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, maintained, funded and in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions, premiums or other payments that are due with respect to any Company Benefit Plan have been made and all such amounts due for any period ending on or before the effective date of this Agreement have been made or properly accrued and reflected in the Company Financial Statements to the extent required by GAAP (except that the Company Financial Statements do not reflect any accrual for any contributions, premiums or other payments that relate to Company Benefit Plans assumed by the Company as part of the DreamView Asset Acquistion, none of which are payable by the Company or material in amount).

(d)                Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, in either case, to the Company’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e)                (i) No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material tax, fine, Lien, penalty or other liability imposed by ERISA or the Code, (ii) there do not exist any pending or, to the Company’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Benefit Plan, (iii) to the Company’s knowledge, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, and (iv) no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan have occurred that, in each case of subsections (i) through (iv), either individually or in the aggregate, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)                 Except for coverage that is provided through the end of the calendar month in which a termination of employment occurs or pursuant to Section 4980B of the Code or any similar state Law, no Company Benefit Plan provides any post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired Service Providers of the Company or any of its Subsidiaries.

(g)                None of the Company, its Subsidiaries, or its respective ERISA Affiliates currently sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent material liability or obligation under or with respect to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(h)                Except as set forth on Schedule 4.13(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger will result in (i) the acceleration, funding, vesting or creation of any rights of any current or former Service Provider of the Company or its Subsidiaries to any material compensatory payments, severance or benefits or material increases in any compensatory payments, severance or benefits (including any loan forgiveness) under any Company Benefit Plan, (ii) the payment to any current or former Service Provider of the Company or its Subsidiaries of any material severance payments, or any material increase in severance payments or benefits upon any termination of employment or service, or (iii) any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any Service Provider of the Company or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code.

(i)                 None of the Company or any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code.

(j)                 With respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required by Law to be registered as of the date hereof has been so registered and has been maintained in good standing in all material respects with applicable Law; and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities.

Section 4.14            Labor Matters.

(a)                None of the Company or any of its Subsidiaries is party to or bound by any collective bargaining agreement with any labor union, labor organization or works council representing employees of the Company (each, a “CBA”) and no employees are represented by any labor union, other labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. There are, and since January 1, 2019, there have been no pending, and to the knowledge of the Company, as of the date hereof, there are no threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of the Company Employees, and (ii) material labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, picketing, hand billing, slowdowns, concerted refusals to work overtime, or work stoppages against or affecting the Company or any of its Subsidiaries.

(b)                The Company and its Subsidiaries are, and have been for the past five (5) years, in material compliance with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees under the Fair Labor Standards Act and similar state or local Laws), discrimination, harassment or retaliation, whistleblowing, wages and hours, classification of individuals as independent contractors or employees, the investigation of sexual harassment or other unlawful discrimination or retaliation claims, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance.

(c)                No allegations of sexual harassment or sexual misconduct have been made or threatened in writing, or, to the knowledge of the Company, otherwise threatened in writing to be made, against or involving any current or former officer, director or other key employee or above by any current or former officer or employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

(d)                Except as set forth on Schedule 4.14(d), no material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, or material work schedule change or reduction in hours, salary or wages affecting Company Employees has occurred since January 1, 2020 as a result of COVID-19 or any COVID-19 Measures.

(e)                None of the Company or any of its Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act or any other similar state Laws.

(f)                 As of the date hereof, none of the Company or any of its Subsidiaries has received written notice that any Key Employee intends to terminate his or her employment with the Company prior to the one-year anniversary of the Closing.

Section 4.15            Taxes.

(a)                All material Tax Returns required by Law to be filed by the Company and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b)                All material amounts of Taxes due and payable by the Company and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority.

(c)           The Company and its Subsidiaries have (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee or independent contractor, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all material reporting and record keeping requirements.

(d)           Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes. Neither the Company nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against the Company or any Subsidiary have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any Subsidiary, and no written request for any such waiver or extension is currently pending.

(e)           Neither the Company nor any Subsidiary (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)            Neither the Company nor any Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law)

(g)           Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local applicable Laws). Neither the Company nor any Subsidiary will be required to make any material payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h)           There are no Liens with respect to Taxes on any of the assets of the Company or any Subsidiary, other than Liens for Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(i)            Neither the Company nor any Subsidiary (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than a group that includes only the Company and/or its Subsidiaries, or (ii) has any material liability for or in respect of the Taxes of any Person (other than the Company and its Subsidiaries) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(j)            Neither the Company nor any Subsidiary is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to (i) contracts not primarily relating to Taxes or (ii) an agreement solely among any of the Company and its Subsidiaries).

(k)           Except as set forth on Schedule 4.15(k), neither the Company nor any of its Subsidiaries is organized in a non-U.S. jurisdiction.

(l)            The Company is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m)          The Company is classified as a corporation for U.S. federal income tax purposes.

(n)           The Company has not taken or failed to take any action that is not contemplated by this Agreement, or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(o)           Neither the Company nor any Subsidiary is an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

Section 4.16           Insurance. With respect to all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) none of the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened in writing, and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.17           Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material equipment and other material tangible property and assets reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18           Real Property.

(a)           Schedule 4.18(a) contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including the address of each Leased Real Property. The Company has made available to SPAC true, correct and complete copies of the material Contracts pursuant to which the Company or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) each Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to SPAC, (iii) none of the Company nor any of its Subsidiaries has received or given any written notice of default or breach under any of the Leases and to the knowledge of the Company, neither the Company nor its Subsidiaries has received written notice of any default or breach that has not been cured and (iv) to the knowledge of the Company, there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material default or breach by the Company or one of its Subsidiaries or, in each case, to the Company’s knowledge, the other party thereto.

(b)           At the Closing, neither the Company nor any of its Subsidiaries will own any land, buildings or other real property.

Section 4.19           Intellectual Property and IT Security.

(a)            Schedule 4.19(a) sets forth a complete and correct list of all (i) registrations and applications for the registration thereof for the following that are included in the Owned Intellectual Property: (A) trademarks, (B) patents, (C) copyrights, and (D) internet domain names, specifying as to each item, as applicable, the owner(s) of record, jurisdiction of application or registration, the application or registration number and the date of application or registration (“Registered Intellectual Property”). Excluding any pending applications included in the Registered Intellectual Property, each item of material Registered Intellectual Property is subsisting, and, to the knowledge of the Company, valid and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No loss or expiration of any material Owned Intellectual Property is threatened in writing, pending, or reasonably foreseeable by the Company or its Subsidiaries, except for expiration of patents and copyrights and non-renewal of trademarks and internet domain names at the end of their statutory or designated (in case of domain names) terms (and not as a result of any act or omission by the Company or any of its Subsidiaries, including failure by the Company or any of its Subsidiaries to pay any required maintenance fees) and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or a Subsidiary of the Company (i) solely owns all right, title and interest in and to the Owned Intellectual Property and (ii) has the right to use pursuant to a written, and to the knowledge of the Company, valid, license all other Intellectual Property used in or necessary for the operation of the business of the Company, as presently conducted (“Licensed Intellectual Property”), in each case, free and clear of all Liens other than Permitted Liens and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            There is not, and since January 1, 2020, there has not been any Action pending, received in writing or threatened in writing, against the Company or any of its Subsidiaries with respect to any Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person has notified the Company or any of its Subsidiaries in writing that any of such Person’s Intellectual Property rights are infringed, misappropriated, or otherwise violated by the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries requires an unsolicited license to any of such Person’s Intellectual Property rights, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of Company, or of its Subsidiaries or the former or current conduct of their respective businesses infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has infringed, misappropriated, diluted or otherwise violated, any of the Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            The Company has taken commercially reasonable steps to maintain, preserve and protect all material Owned Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets and any other material confidential information owned by the Company or its Subsidiaries (and any material confidential information owned by any Person to whom the Company or any of its Subsidiaries has a written confidentiality obligation). No Trade Secrets or other material confidential information included in the Owned Intellectual Property have been disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or any other confidential information by such Person except to the extent that the disclosure of such Trade Secrets or confidential information would not result in a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each current or former founder, employee, consultant and independent contractor of the Company or its Subsidiaries who has contributed or created, in whole or in part, any material Owned Intellectual Property has executed and delivered to the Company or its Subsidiaries either a (i) written “work-for-hire” agreement under which the Company or its applicable Subsidiaries is deemed to be the owner or author of all such Owned Intellectual Property rights created or developed by such Person, or (ii) a written assignment by such Person (by way of a present grant of assignment) in favor of the Company or one of its applicable Subsidiaries of all right, title and interest in and to such Owned Intellectual Property, and in case of the foregoing clauses (i) and (ii), that also prohibits such Person, where commercially reasonable or customary, from using or disclosing any Trade Secrets included in the Owned Intellectual Property, except as authorized in the course of performing services for the Company. To the knowledge of the Company, no such current or former founder, employee, consultant and independent contractor of the Company or its Subsidiaries is in violation of any such agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)            The Company and its Subsidiaries is in possession of the source code and object code for all Software constituting their material Owned Intellectual Property (“Owned Software”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Owned Software (i) conforms in all material respects with all representations and warranties established by the Company and its Subsidiaries and conveyed thereby to its or their customers or other transferees, (ii) to the knowledge of the Company, is free of any material defects and does not contain any Unauthorized Code and (iii) has been maintained by the Company and its Subsidiaries on their own behalf or on behalf of their customers in accordance with their contractual obligations to customers, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in possession of or has access to all documentation relating to the Owned Software that is reasonably necessary for the use, maintenance, enhancement, development, and other exploitation of such Owned Software as used in the business of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have not incorporated any “open source” or “copyleft” Software or Software licensed or used under an ”open source” license or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses and including the under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, any Creative Commons “ShareAlike” license, or the Apache Software License) (“Open Source Code”) into Owned Software, distributed Open Source Code in conjunction with any Owned Software or used Open Source Code, in each case in a manner that requires or conditions the use or distribution of any of the Owned Software on the compulsory disclosure, licensing, or distribution of any source code for any portion of such Owned Software, including requiring any Owned Software to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or minimal charge.

(f)            The Company has taken commercially reasonable efforts consistent with industry standards for companies of the Company’s size that are designed to (i) protect the confidentiality, integrity and security of the IT Systems from any unauthorized use, access, interruption, or modification, and (ii) ensure that all IT Systems (A) operate and run in a reasonable and efficient business manner in all material respects, and (B) are free from any Unauthorized Code. The IT Systems are sufficient for the current needs of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Data Security Requirements. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have not, and to the Knowledge of the Company any third-party Processing Protected Data on behalf of the Company or any Subsidiary have not, experienced any Security Breaches.

(h)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have sufficient rights to Process all Protected Data to the extent such Protected Data is Processed by or on behalf of the Company and its Subsidiaries in connection with the use and/or operation of its products, services and business.

Section 4.20           Absence of Changes. From January 1, 2021 until the date of this Agreement, no Company Material Adverse Effect has occurred and is continuing.

Section 4.21           Brokers’ Fees. Other than as set forth on Schedule 4.21, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their respective Affiliates.

Section 4.22           Related Party Transactions. Except for the Contracts set forth on Schedule 4.22, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any officer, director or holder of Company Common Stock or, to the Company’s knowledge, any Affiliate (other than the Company and its Subsidiaries) or family member of any of the foregoing, on the other hand (each, a “Company Related Party Contract”), except in each case, for (a) employment agreements, confidentiality and invention assignment agreements, standard director and officer indemnification agreements, equity or incentive equity documents, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), (c) amounts paid pursuant to Company Benefit Plans listed on Schedule 4.13(a), (d) other transactions for services in their capacity as officers, directors or employees and (e) any such contracts entailing payments of less than $50,000 on an annual basis.

Section 4.23           Proxy Statement; Information Provided. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to SPAC’s shareholders, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Proxy Statement (a) that is modified in any material respect by SPAC or any of its Affiliates or Representatives without the Company’s prior written approval which is misleading by virtue of such modification, (b) in reliance upon and in conformity with information furnished in writing by or on behalf of SPAC or any of its Affiliates specifically for inclusion in the Proxy Statement which is misleading by virtue of such reliance and conformity or (c) with respect to projections or forecasts with respect to the Company or its Subsidiaries. The Proxy Statement, insofar as it relates to information supplied by or on behalf of the Company related to the Company or its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 4.24           International Trade; Anti-Corruption.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”).

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any officer or employee of a Governmental Authority or other Person in violation of any Anti-Corruption Laws.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

Article V
REPRESENTATIONS AND WARRANTIES OF SPAC PARTIES

Except as set forth in the Schedules to this Agreement or in the SEC Reports filed or furnished by SPAC with the SEC prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports but excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each SPAC Party represents and warrants to the Company as follows:

Section 5.01           Corporate Organization. Each SPAC Party is duly incorporated or formed and is validly existing as an entity in good standing under the Laws of its jurisdiction and has the requisite corporate or limited liability company power, as applicable, and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the Organizational Documents of the SPAC Parties, including the SPAC Organizational Documents, as in effect on the date hereof, which has been made available to the Company via the SEC Reports are (a) true, correct and complete and (b) in full force and effect. Each of the SPAC Parties is, and at all times has been, in compliance in all material respects with all its respective Organizational Documents, including, in the case of the SPAC, the SPAC Organizational Documents. Each of the SPAC Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an SPAC Material Adverse Effect.

Section 5.02           Due Authorization. Each of the SPAC Parties has all requisite corporate or limited liability company power, as applicable, and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Required SPAC Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the Transaction Agreements to which the SPAC Parties are a party and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the board of directors (or, in the case of Merger Sub, the sole member) of the applicable SPAC Party and, except for the Required SPAC Shareholder Approval, no other corporate or equivalent proceeding on the part of any SPAC Party is necessary to authorize this Agreement or the Transaction Agreements to which the SPAC Parties are a party or any SPAC Party’s performance hereunder or thereunder. This Agreement has been, and each Transaction Agreement to which such SPAC Party will be party, duly and validly executed and delivered by such SPAC Party and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and such Transaction Agreement to which such SPAC Party will be party, will constitute a legal, valid and binding obligation of such SPAC Party, enforceable against each SPAC Party in accordance with its terms, subject to the Enforceability Exceptions. The SPAC Board has duly (i) determined that the Merger and the other Transactions (including the Domestication) are in the best interests of SPAC and the shareholders of SPAC, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the other Transactions (including the Domestication), on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its shareholders the SPAC Shareholder Matters. With the exception of the Domestication Proposal and the Surviving Pubco Organizational Documents Proposal, the proposals constituting the SPAC Shareholder Matters shall each require an ordinary resolution in accordance with the Organizational Documents of the SPAC requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued SPAC Ordinary Shares present in person or represented by proxy at the Special Meeting and entitled to vote on such matter. With regards to the Domestication Proposal and Surviving Pubco Organizational Documents Proposal, each such proposal shall each require a special resolution in accordance with the Organizational Documents of the SPAC requiring the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued SPAC Ordinary Shares present in person or represented by proxy at the Special Meeting and entitled to vote on such matter. With regards to the Director Election Proposal, the holders of the issued SPAC Class B Ordinary Shares shall have approved the Director Election Proposal in accordance with the Organizational Documents of the SPAC. The board of directors of Merger Sub has duly (A) determined that the Merger and the other Transactions are in the best interests of Merger Sub and SPAC, as its sole stockholder, and declared it advisable, to enter into this Agreement, (B) approved this Agreement and the Transactions, on the terms and conditions of this Agreement, and (C) adopted a resolution recommending the Merger be adopted by SPAC, as its sole stockholder.

Section 5.03           No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any SPAC Party is a party by such SPAC Party and, upon receipt of the Required SPAC Shareholder Approval, the consummation of the Transactions and the transactions contemplated by any Transaction Agreement do not and will not (a) contravene or conflict with the Organizational Documents of the SPAC Parties (including the SPAC Organizational Documents), (b) contravene or conflict with or constitute a violation of any provision of any Law or Governmental Order binding on or applicable to SPAC, any Subsidiaries of SPAC or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation or imposition of any Lien upon any asset, property or Equity Security of SPAC or any Subsidiaries of SPAC, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.04           Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against any SPAC Party, or otherwise affecting any SPAC Party or their respective properties, rights or assets, which, if determined adversely, could be, individually or in the aggregate, material to SPAC and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. There has been no Governmental Order imposed upon or, to the knowledge of the SPAC, threatened in writing against SPAC or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to SPAC and its Subsidiaries taken as a whole. There are no material Governmental Orders, settlement agreements or similar agreement regarding any of the matters set forth in the two preceding sentences to which SPAC, its Subsidiaries or any of their assets or properties is bound that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to SPAC and its Subsidiaries taken as a whole.

Section 5.05           Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, SPAC and its Subsidiaries are in compliance with all applicable Laws. To the knowledge of SPAC, (a) neither SPAC nor any of its Subsidiaries has received any written notice of any violations of applicable Laws or Governmental Orders and (b) no assertion or Action of any violation of any Law or Governmental Order by SPAC or any of its Subsidiaries is currently threatened against SPAC or any of its Subsidiaries, in each case of the foregoing clauses (a) and (b), except as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. No investigation or review by any Governmental Authority with respect to SPAC or any of its Subsidiaries is pending or, to the knowledge of SPAC, threatened, except as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.06           Governmental Authorities; Consents. Assuming the truth and accuracy of the representations and warranties of the Company contained in this Agreement, the execution and delivery of this Agreement by the SPAC Parties does not, and the performance by the SPAC Parties of this Agreement and the consummation of the transactions contemplated hereby shall not, require any SPAC Party to obtain any Consents from any Governmental Authority, except for (a) for compliance with the applicable requirements, if any, of the HSR Act, (b) the filing of (i) the Certificate of Merger and (ii) any filings required in connection with the Domestication, for Consents that may be required solely by reason of the Company or its Subsidiaries’ (as opposed to any other third party’s) participation in the transactions contemplated hereby, (c) the filing with the SEC of (i) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (d) such filings with and approval of Nasdaq to permit the shares of Surviving Pubco Class A Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on Nasdaq, (e) the Required SPAC Shareholder Approval, (f) as set forth in Schedule 5.06(f) and (g) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.07           Trust Account. As of the date hereof, there is at least $ 143,750,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of May 18, 2021, by and between SPAC and the Trustee on file with the SEC Reports of SPAC as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus, dated as of May 18, 2021 and filed with the SEC (File No. 333- 253806) on May 18, 2021 (the “IPO Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by SPAC to be inaccurate or that would entitle any Person (other than shareholders of SPAC holding SPAC Ordinary Shares sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Ordinary Shares pursuant to the SPAC Organizational Documents and the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. As of the date hereof, no SPAC Party has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date. There are no Actions pending with respect to the Trust Account. Since May 21, 2021, SPAC has not released any money from the Trust Account other than to pay income and franchise Taxes from any interest income earned in the Trust Account in accordance with the Trust Agreement. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. Following the Effective Time, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its shares of Surviving Pubco Class A Common Stock for redemption pursuant to the SPAC Shareholder Redemption or otherwise in compliance with the Surviving Pubco’s Organizational Documents.

Section 5.08           Brokers’ Fees. Other than as set forth on Schedule 5.08, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates, including Sponsor.

Section 5.09           SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)           As of the date hereof, other than SPAC’s late filing of its quarterly report on Form 10-Q for the quarter ended September 30, 2021 filed with the SEC on November 19, 2021, SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Proxy Statement, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports (if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No SPAC Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)           Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer.

(c)           Other than as set forth on Schedule Section 5.09, SPAC has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(d)           Other than as set forth on Schedule Section 5.09, as of the date hereof, there is no (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC, or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(e)            To the knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.10           Business Activities.

(a)            Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or incidental thereto. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have a SPAC Material Adverse Effect. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to their respective formations and pursuant to this Agreement and any Transaction Agreement to which such entities are a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. SPAC owns all of the issued and outstanding Equity Securities of Merger Sub.

(b)            SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            Except for this Agreement and the agreements expressly contemplated hereby, as of the date hereof, no SPAC Party is and at no time has been, party to any Contract with any Person, other than (x) engagement agreements with advisors and consultants in connection with activities directed toward the accomplishment of a Business Combination, (y) Contracts filed as exhibits to the SEC Reports prior to the date hereof or (z) Contracts that would require payments by any SPAC Party more than $50,000 in the aggregate when taken together with all other Contracts.

(d)            Other than any officers as described in the SEC Reports filed prior to the date hereof, the SPAC Parties do not have any employees.

(e)            As of the date hereof, there is no liability, debt or obligation against SPAC or its Subsidiaries, except for liabilities, debts or obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of September 30, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of September 30, 2021 in the ordinary course of the operation of business of SPAC, or (iii) arising under this Agreement or the performance by a SPAC Party of its obligations hereunder.

Section 5.11           Taxes.

(a)           All material Tax Returns required by Law to be filed by SPAC and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b)           All material amounts of Taxes due and payable by SPAC and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority.

(c)            SPAC and each of its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee or independent contractor, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d)            Neither SPAC nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes. Neither SPAC nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against SPAC or its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where SPAC or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e)            Neither SPAC nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)             Neither SPAC nor any Subsidiary of SPAC has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(g)            Neither SPAC nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of, an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local applicable Laws). Neither SPAC nor any Subsidiary will be required to make any material payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h)            There are no Liens with respect to Taxes on any of the assets of SPAC or any of its Subsidiaries, other than Liens for Taxes not yet due and payable. Neither SPAC nor any of its Subsidiaries has entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(i)             Neither SPAC nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than a group for which SPAC is the common parent, or (ii) has any material liability for or in respect of the Taxes of any Person as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(j)             Neither SPAC nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to contracts not primarily relating to Taxes).

(k)            Surviving Pubco, at all times since the Domestication and Merger Sub, at all times since its formation, have been treated as corporations that are United States persons for U.S. federal income tax purposes.

(l)             Except as set forth on Schedule 5.11(l), neither SPAC nor any of its Subsidiaries is organized in a non-U.S. jurisdiction.

(m)           Neither SPAC nor Merger Sub has taken or failed to take any action that is not contemplated by this Agreement, or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 5.12            Capitalization.

(a)            As of the date of this Agreement, (i) the authorized share capital of SPAC is US$50,000 divided into 479,000,000 Class A Ordinary shares of par value US$0.0001 per share, (ii) 20,000,000 Class B Ordinary shares of par value US$0.0001 per share, and (iii) 1,000,000 preference shares of par value US$0.0001 per share (“SPAC Preference Shares”) of which (A) 14,375,000 shares of SPAC Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, (B) 3,593,750 shares of SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (C) no SPAC Preference Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of SPAC Ordinary Shares (I) have been duly authorized and validly issued and are fully paid and non-assessable, (II) were issued in compliance with applicable Law, and (III) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, SPAC has issued 4,456,250 SPAC Private Placement Warrants that entitle the holder thereof to purchase SPAC Class A Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b)           As of the date of this Agreement, the authorized capital stock of the Merger Sub consists of 10,000 shares of capital stock. As of the date hereof, 10,000 shares of Merger Sub are issued and outstanding. SPAC owns all of the issued and outstanding Equity Securities of Merger Sub. All of the issued and outstanding shares of the Merger Sub (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract.

(c)            Except for this Agreement, or as set forth in Section 5.12(a), as of the date hereof, there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. Except as set forth in the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or Equity Securities of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s shareholders may vote. SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Ordinary Shares or any other Equity Securities of SPAC.

(d)            SPAC does not own any Equity Securities in any Person other than Merger Sub.

(e)            The Aggregate Merger Consideration and the Earn Out Shares, when issued in accordance with the terms of this Agreement, shall be duly authorized and validly issued, fully paid and non-assessable and not subject to any preemptive rights.

Section 5.13            Nasdaq Stock Market Listing. The issued and outstanding units of SPAC, each such unit comprised of one SPAC Class A Ordinary Share and one-half of one SPAC Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “RAMMU”. The issued and outstanding shares of SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “RAM”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “RAMMW”. As of the date of this Agreement, SPAC is in compliance in all material respects with the applicable Nasdaq corporate governance requirements for continued listing of the SPAC Class A Ordinary Shares and SPAC Warrants. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or SPAC Warrants on Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.14            Related Party Transactions. There are no transactions, Contracts, arrangements or understandings between any SPAC Party, on the one hand, and any director, officer, employee, shareholder stockholder, equityholder, warrant holder or Affiliate of such SPAC Party (a “SPAC Related Party Transaction”).

Section 5.15            Proxy Statement. None of the information relating to the SPAC Parties supplied or to be supplied by any SPAC Party, or by any other Person acting on behalf of any SPAC Party, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to SPAC’s shareholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing by or on behalf of the Company or any of its Subsidiaries specifically for inclusion in the Proxy Statement which is misleading by virtue of such reliance and conformity. The Proxy Statement, insofar as it relates to information supplied by or on behalf of any SPAC Party related to any SPAC Party for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 5.16            Absence of Changes. No SPAC Material Adverse Effect has occurred and is continuing.

Section 5.17            Indebtedness. Except as set forth on Schedule 5.17, no SPAC Party has any Indebtedness.

Section 5.18            Sponsor Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each other party thereto and neither the execution or delivery any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Sponsor Agreement.

Section 5.19           Anti-Takeover Laws. The board of directors of SPAC and Merger Sub (including any required committee of the board of directors of SPAC or Merger Sub, as applicable) have taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement or the Transaction Agreements or the consummation of the Transaction without any further action on the part of the stockholders of SPAC or the stockholder of Merger Sub or the board of directors of SPAC or Merger Sub. No other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover statute or Law is applicable to SPAC or Merger Sub or the Transaction or the Transaction Agreements.

Article VI
COVENANTS OF THE COMPANY

Section 6.01           Conduct of Business.

(a)            From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement or the Transaction Agreements, as set forth on Schedule 6.01(a), as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), as required by applicable Law, or to the extent reasonably necessary to protect the health and safety of the employees of the Company and its Subsidiaries, use its commercially reasonable efforts to (x) conduct and operate its business in the ordinary course of business in all material respects, and (y) maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries in all material respects. Without limiting the generality of the foregoing, except as required by this Agreement or the Transaction Agreements, as set forth on Schedule 6.01(a), as consented to by SPAC in writing (such consent shall not be unreasonably conditioned, withheld or delayed), as required by applicable Law, or to the extent reasonably necessary to protect the health and safety of the employees of the Company and its Subsidiaries, the Company shall not, and shall cause its Subsidiaries not to, during the Interim Period:

(i)           change or amend its Organizational Documents;

(ii)           make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company either to the Company or any other wholly-owned Subsidiaries of the Company;

(iii)           except in the ordinary course of business or with respect to Contracts entered into in connection with transactions otherwise permitted by this Section 6.01(a), enter into, materially and adversely modify, materially and adversely amend, waive any material right under, or terminate any Contract of a type required to be listed on Schedule 4.12(a) (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 4.12(a));

(iv)           (A) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries or (B) issue any Equity Securities of the Company or its Subsidiaries;

(v)            sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of the Company or any of its Subsidiaries, other than (A) equipment deemed by the Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, (B) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries, (C) in the ordinary course of business, or (D) in relation to material Owned Intellectual Property, Permitted Terminations;

(vi)           disclose to any Person any Trade Secrets or any source code constituting Owned Intellectual Property (in each case, other than to a Company Representative, SPAC or its Representatives, or pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the Transactions);

(vii)           subject to Section 8.01(e), settle any pending or threatened Action, (1) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting the Company or any of its Subsidiaries in a manner materially adverse to the Company or (2) to the extent such settlement involves any alleged criminal wrongdoing;

(viii)           except as in the ordinary course of business (which ordinary course of business operations shall include, for the avoidance of doubt, the entry into any employment offer letter with any non-executive level employee that provides for an annual base salary less than $200,000), or required by the terms of any existing Company Benefit Plans set forth on Schedule 4.13(a) or otherwise contemplated by this Agreement, (i) materially increase the compensation or benefits of any current or former executive officer of the Company; (ii) make any grant or promise of any severance, retention or termination payment or arrangement to any executive officer of the Company, except for any severance or termination payments in connection with the termination of any Key Employee in the ordinary course of business; (iii) terminate (other than for “cause” or due to death or disability) the employment of any executive officer of the Company; (iv) take any action to accelerate any payments, severance or benefits, or the funding of any payments, severance or benefits, payable or to become payable to any executive officer of the Company; or (v) establish, adopt, enter into, amend or terminate in any material respect any material Company Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be the Company Benefit Plan if it were in existence as of the date of this Agreement; provided that, it shall not be a violation of this Section 6.01(a)(viii) if the Company executes the Employment Agreements;

(ix)            implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that requires notice under the WARN Act;

(x)            (A) negotiate, modify, extend, or enter into any CBA or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Employee of the Company or any of its Subsidiaries;

(xi)           waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any individual who is a Key Employee as of the date hereof in connection with the termination of services thereof;

(xii)           directly or indirectly acquire by merging or consolidating with, or by purchasing substantially all of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, that would be material to the Company or any of its Subsidiaries, taken as a whole, and other than in the ordinary course of business;

(xiii)           make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of the Company or any of its Subsidiaries for expenses not to exceed $10,000 individually, or $50,000 in the aggregate (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, and (D) loans or advances among the Company and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries;

(xiv)           redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company or any of its Subsidiaries, except for (A) the acquisition by the Company or any of its Subsidiaries of any Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (B) transactions between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(xv)           adjust, split, combine, subdivide, recapitalize or reclassify any change in respect of any Equity Securities of the Company or any of its Subsidiaries, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(xvi)           make any material change in accounting principles or methods of accounting, other than as may be required by GAAP or applicable Law (including to obtain compliance with PCAOB auditing standards);

(xvii)          adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(xviii)         other than in the ordinary course of business, as would not be material or as required by applicable Law, (A) make, change or revoke any Tax election in a manner inconsistent with past practice, (B) adopt, change or revoke any accounting method with respect to Taxes, (C) amend any Tax Return in a manner inconsistent with past practice, (D) settle or compromise any Tax liability or any Action, audit or other similar proceeding related to Taxes, (E) enter into any closing agreement with respect to any Tax, (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (G) knowingly surrender any claim for a refund of Taxes, or (H) enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than (I) any agreement not primarily relating to Taxes or (II) an agreement among any of the Company and its Subsidiaries);

(xix)           (A) incur, create or assume any Indebtedness, (B) modify the terms of any Indebtedness, or (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than any (w) Indebtedness incurred in the ordinary course of business, (x) Indebtedness incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (y) extensions of credit to customers or (z) guarantees of Indebtedness of a wholly-owned Subsidiary of the Company otherwise incurred in compliance with this Section 6.01(a)(xix);

(xx)           enter into any Company Related Party Contract or amend in any material respect any existing Company Related Party Contract (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company or its Subsidiaries in their capacity as an officer or director); or

(xxi)          enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(a).

(b)            Any request by the Company for SPAC consent pursuant to Section 6.01(a) shall be made in writing (including via e-mail) to the notice parties for SPAC set forth in Section 11.02, and SPAC shall be deemed to consent to the action described in such request if the Company does not, within two business days after SPAC’s receipt of such request, receive written notice (including via e-mail) of SPAC’s reasonable objection to the proposed action.

(c)            Notwithstanding anything in this Section 6.01 or this Agreement to the contrary, nothing shall give SPAC, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing.

Section 6.02           Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law, or (c) upon the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period and with reasonable advance written notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonably efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 6.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 6.03           No Claim Against the Trust Account. The Company, on behalf of itself and its Pre-Closing Holders as of the date hereof and other Affiliates, represents and warrants that it has read the IPO Prospectus and other SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders if they elect to redeem their SPAC shares in connection with the consummation of SPAC’s initial Business Combination or in connection with an extension of SPAC’s deadline to consummate a Business Combination; (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within 18 months after the closing of the IPO, subject to extension by an amendment to the SPAC Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, or (d) to SPAC after or concurrently with the consummation of a Business Combination. The Company, on behalf of itself and its Pre-Closing Holders as of the date hereof and other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, none of the Company, nor any of such Pre-Closing Holders or Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement, any Transaction Agreement or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company, its Pre-Closing Holders and their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, on behalf of itself and its Pre-Closing Holders as of the date hereof and other Affiliates, (i) hereby irrevocably waives any Released Claims that the Company, such Pre-Closing Holders and their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever to the extent arising out of the Released Claims (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates), (ii) agrees and acknowledges that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied upon by SPAC to induce SPAC to enter into this Agreement, and (iii) intends and understands such waiver to be valid, binding and enforceable against the Company, such Pre-Closing Holders and their respective Affiliates under applicable Law. Notwithstanding anything to the contrary, nothing in this Section 6.03 shall (x) serve to limit or prohibit the right of the Company, the Pre-Closing Holders or their respective Affiliates to pursue a claim against SPAC or Sponsor pursuant to this Agreement for legal relief against monies or other assets of Sponsor or of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for Fraud in the making of the representations and warranties in Article V, and (y) serve to limit or prohibit any claims that the Company, the Pre-Closing Holders or their respective Affiliates may have in the future pursuant to this Agreement or any other Transaction Agreement against Sponsor or SPAC’s assets or funds that are not held in the Trust Account. This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04           Financial Statements.

(a)            As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC true, correct, accurate and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of the date(s) required for inclusion in the Registration Statement, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the year(s) then ended, together with the auditor’s reports thereon (the “Audited Combined Company Financial Statements”).

(b)            The Audited Combined Company Financial Statements (A) will fairly present in all material respects the financial position of the Company and its Subsidiaries as of the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended, (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the, to normal year-end audit adjustments), (C) in the case of the Audited Combined Company Financial Statements, will be audited in accordance with the standards of the PCAOB, with respect the Company and (D) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Registration Statement. The Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

Section 6.05           FIRPTA. At the Closing, the Company shall deliver to SPAC a duly completed and executed certificate and accompanying notice to the IRS (along with authorization for SPAC to provide such documentation to the IRS), dated as of the Closing Date, in form and substance reasonably satisfactory to SPAC and conforming to the requirements of Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3)(i), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” (as defined in Section 897(c)(1) of the Code).

Section 6.06           Company Approvals. Upon the terms set forth in this Agreement, the Company shall, at its option, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than 24 hours after such effectiveness, seek to obtain the Required Company Stockholder Approval, in the form of an irrevocable written consent.

Section 6.07           No SPAC Ordinary Shares Transactions. The Company acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material nonpublic information, will be advised of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company.  The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective Affiliates not to purchase or sell any securities of SPAC (other than engaging in the Transactions) or take any other action with respect to SPAC in violation of such Laws, or cause any third party to do any of the foregoing.

Article VII
COVENANTS OF SPAC

Section 7.01                Indemnification and Directors’ and Officers’ Insurance.

(a)                From and after the Effective Time, Surviving Pubco shall, and shall cause the Surviving Entity to, indemnify and hold harmless each present and former director, manager and officer of (x) the Company and each of its Subsidiaries, and (y) Surviving Pubco and each of its Subsidiaries, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, or Surviving Pubco and each of its Subsidiaries, as applicable, would have been permitted under applicable Law and their respective Organizational Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Surviving Pubco shall, and shall cause its Subsidiaries and the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in their respective Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Organizational Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)                Surviving Pubco shall, or shall cause the Surviving Entity to, maintain, or cause to be maintained, in effect for six (6) years from the Effective Time, directors’ and officers’ liability insurance covering those Persons who currently, or any time after the date hereof and prior to the Closing, are covered by (x) the Company’s or any of its Subsidiaries’ and/or (y) Surviving Pubco’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or its representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Surviving Pubco may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c)                Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Surviving Pubco, the Surviving Entity and all successors and assigns of Surviving Pubco and the Surviving Entity. If Surviving Pubco or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving Pubco or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

Section 7.02                Conduct of SPAC During the Interim Period.

(a)                During the Interim Period, the SPAC Parties shall, except as expressly required by this Agreement or the Transaction Agreements or as consented to in writing by the Company (which consent shall not be unreasonably conditioned, withheld or delayed) use its commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, during the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement or the Transaction Agreements, as consented to the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed other than with to (clause (vii) and (xii), which consent may be conditioned, withheld or delayed in the Company’s sole discretion), or as required by applicable Law, SPAC shall not and shall not permit Merger Sub to:

(i)                 change, modify or amend the Trust Agreement, the SPAC Organizational Documents or enter into or amend any other agreement related to the Trust Account except as contemplated by the Domestication;

(ii)               (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of SPAC or Merger Sub, (B) split, combine or reclassify any Equity Securities of SPAC or Merger Sub, or (C) other than in connection with the SPAC Shareholder Redemption or as otherwise required by SPAC’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of SPAC or Merger Sub;

(iii)             (A) make, change or revoke any Tax election in a manner inconsistent with past practice, (B) adopt, change or revoke any accounting method with respect to Taxes, (C) amend any Tax Return in a manner inconsistent with past practice, (D) settle or compromise any Tax liability or any Action, audit or other similar proceeding related to any amount of Taxes, (E) enter into any closing agreement with respect to any Tax, (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (G) knowingly surrender any claim for a refund of Taxes, or (H) enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes);

(iv)              enter into, renew or amend in any material respect, any transaction or Contract, other than those that SPAC reasonably believes are necessary to effect the Closing;

(v)                subject to Section 8.01(e), waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vi)              incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person, other than Working Capital Loans up to $600,000;

(vii)            (A) hire any employee, (B) make any change in the management structure of any SPAC Party or (C) except as expressly contemplated by this Agreement, establish, adopt or enter into any Benefit Plan;

(viii)          adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any SPAC Party (other than the Transactions);

(ix)              adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of any SPAC Party;

(x)                directly or indirectly acquire by merging or consolidating with, or by purchasing any assets of, or by purchasing any Equity Security in, or by any other manner, any Person;

(xi)              other than in connection with any Pre-Approved Arrangements, (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities (other than SPAC Warrants to be issued to SPAC’s Affiliates or shareholders in satisfaction of the Working Capital Loans incurred in compliance with this Agreement), (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein or (C) acquire any Equity Securities in any Person or form any Subsidiary;

(xii)            make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(xiii)          enter into any SPAC Related Party Transaction;

(xiv)          make, or commit to make, any capital expenditures; or

(xv)            enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b)                Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of any SPAC Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any SPAC Party from using the funds held by SPAC outside the Trust Account to pay any SPAC expenses or liabilities or from otherwise distributing or paying over any funds held by SPAC outside the Trust Account to Sponsor or any of its Affiliates, in each case, prior to the Closing.

(c)                During the Interim Period, SPAC shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, comply with, and continue performing under, as applicable, material Contracts to which SPAC or its Subsidiaries may be a party.

Section 7.03                Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law, SPAC shall afford the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of SPAC and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 7.04                Section 16 Matters. Prior to the Effective Time, SPAC shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Ordinary Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the No-Action Letter, dated as of January 12, 1999, issued by the SEC regarding such matters.

Section 7.05                Post-Closing Directors and Officers.

(a)                The Surviving Pubco Board shall consist of three (3) classes, designated Class I, II and II, with each Class consisting of the number of directors and individuals listed in Schedule 7.05(a) of the Company Disclosure Schedules and each Party shall take all actions necessary to ensure that the individuals listed on Schedule 7.05(a) are elected and appointed as directors of the Surviving Pubco immediately following the Effective Time.

(b)                The committees of the Board at the Effective Time shall be mutually agreed upon by SPAC and the Company prior to the closing.

(c)                The initial officers of Surviving Pubco shall be as set forth on Schedule 7.05(c) (which schedule may be modified from time to time in the Company’s sole discretion prior to the Closing), who shall serve in such capacity in accordance with the terms of the Surviving Pubco Organizational Documents following the Effective Time.

Section 7.06                Incentive Equity Plan; ESPP. Prior to the Closing Date, SPAC shall adopt, subject to approval of the Company and the shareholders of SPAC, (a) an equity incentive plan in form and substance as shall be negotiated in good faith between the Company and SPAC prior to the Closing (the “Incentive Equity Plan”) and (b) an employee stock purchase plan, in form and substance as shall be negotiated in good faith between the Company and SPAC prior to the Closing (the “ESPP”), in each case, to be effective as of the Closing or as otherwise set forth in the applicable plan document. Within five Business Days following the expiration of the 60 day period following the date Surviving Pubco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Surviving Pubco shall file an effective registration statement on Form S-8 (or other applicable form) with respect to (i) the Surviving Pubco Class A Common Stock issuable under the Incentive Equity Plan, and (ii) the Surviving Pubco Class A Common Stock issuable under the ESPP (collectively, the “SPAC Incentive Equity Registration”), and Surviving Pubco shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan or options under the ESPP remain outstanding. Notwithstanding anything to the contrary, in addition to any go-forward awards to be issued under both the Incentive Equity Plan and the ESPP, promptly following the SPAC Incentive Equity Registration, the Surviving Pubco will satisfy the obligations relating to the “Promised Options” (as described on Schedule 7.06) by granting awards to the holders of Promised Options under the Incentive Equity Plan.

Section 7.07                Surviving Pubco Organizational Documents; Domestication. At the Domestication Effective Time, SPAC shall file the Surviving Pubco Certificate of Incorporation and adopt the Surviving Pubco Bylaws and shall take all other steps necessary to consummate the Domestication.

Section 7.08                Pre-Approved Arrangements. If SPAC desires to seek any Pre-Approved Arrangements in accordance with this Agreement, the Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of such Pre-Approved Arrangements as may be reasonably requested by SPAC, including by (a) using commercially reasonable efforts to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (b) using commercially reasonable efforts to assist with the preparation of customary materials for actual and potential investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such financing (which shall not include pro forma financial information), and (c) providing the Financial Statements and such other financial information regarding the Company (including the Audited Combined Company Financial Statements) that is readily available or within the Company’s possession and as is reasonably requested in connection with arrangement of such Pre-Approved Arrangements.

Section 7.09                SPAC Public Filings. From the date hereof through the Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10                Listing. From the date hereof through the Effective Time, SPAC shall use its reasonable best efforts to ensure that the SPAC Class A Ordinary Shares remain listed on Nasdaq and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Surviving Pubco Class A Common Stock issuable in the Transactions, and shall obtain approval for the listing of such shares of Surviving Pubco Class A Common Stock and the Company shall reasonably cooperate with SPAC with respect to such listing.

Section 7.11                Non-Transfer of Certain SPAC Intellectual Property.

(a)                The Company acknowledges that SPAC is in possession of certain confidential and proprietary information of third parties received in connection with the SPAC’s evaluation of alternative business combinations, including but not limited to, information concerning the business, financial condition, operations, assets and liabilities, trade secrets, know-how, technology, customers, business plans, Intellectual Property rights, promotional and marketing efforts, the existence and progress of financings, mergers, sales of assets, take-overs or tender offers of third parties, including SPAC’s, Merger Sub’s and their respective Representatives’ internal notes and analysis concerning such information (collectively, “Evaluation Material”), and that the Evaluation Material is or may be subject to confidentiality or non-disclosure agreement. The Company acknowledges it has no right or expectancy in or to the Evaluation Material.

(b)                The Company shall have no right or expectancy in or to the ownership or use of the name “Aries I Acquisition Corp.” or any derivation thereof containing the term “Aries”, the trading symbols “RAM”, “RAMMU” or “RAMMW,” SPAC’s internet domain name (https://www.ariescorp.io/), or the Intellectual Property rights therein (collectively, the “SPAC Marks”) as a trademark or other identifier of source. For clarity, nothing in this Agreement, prevents the Company from using the SPAC Marks. (i) in a non-trademark manner permitted as “fair use” under applicable trademark law (e.g., to describe the historical relationship of the parties), or (ii) to the extent required by Law.

Section 7.12                Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable (A) to shareholders who have elected to have their Surviving Pubco Class A Common Stock converted to cash in accordance with the provisions of the Memorandum and Articles of Association; (B) for income tax or other tax obligations of SPAC prior to Closing; and (C) for any SPAC Transaction Expenses; and (b) thereafter, the Trust Account shall terminate, except as otherwise provide therein.

Section 7.13                Takeover Laws. SPAC shall not take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and SPAC will take all steps to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Section 7.14                Employee Benefit Matters.

(a)                During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Surviving Pubco shall, or shall cause the Surviving Entity and each of its subsidiaries, as applicable, to provide the employees (including such employees’ dependents) who are employed by the Company or any of its affiliates who remain employed immediately after the Effective Time (the “Continuing Employees”) with annual base compensation, commission and annual bonus opportunities and employee benefits that are no less favorable to such Continuing Employees in the aggregate to the annual base compensation, commission, annual bonus opportunities and employee benefits provided to such Continuing Employees immediately prior to the Closing Date (excluding equity and equity-based compensation, defined benefit pension benefits, change in control bonus or retention bonus). SPAC further agrees that, from and after the Closing Date, Surviving Pubco shall or shall cause the Surviving Entity to credit the Continuing Employees for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Entity or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Surviving Pubco shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Entity or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Entity will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(b)                The provisions of this Section 7.14 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Company Benefit Plan or shall require the Company, Surviving Pubco, the Surviving Entity and each of its subsidiaries to continue any Company Benefit Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.15                Merger Sub Approval. Immediately following the execution of this Agreement, SPAC, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the Transaction Agreements to which Merger Sub is or will be a party and the Transactions.

Section 7.16                SPAC Closing Extensions. SPAC shall use all reasonable best efforts to cause the First SPAC Extension and the Second SPAC Extension to be effected in accordance with the terms of the IPO Prospectus and the SPAC Organizational Documents to the extent the Closing has not occurred as of May 21, 2022 or August 21, 2022, respectively.

Article VIII
JOINT COVENANTS

Section 8.01                Efforts to Consummate.

(a)                Subject to the terms and conditions herein, each of the Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including the satisfaction of the closing conditions set forth in Article IX). Without limiting the generality of the foregoing, each of the Parties shall use commercially reasonable efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. SPAC shall promptly inform the Company of any communication between any SPAC Party, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform SPAC of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. The Company and SPAC will each pay 50% of all filing fees in connection with the HSR Act or other materials contemplated by this Section 8.01(a).

(b)                Each Party shall use (i) its respective commercially reasonable efforts to make all required filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within 10 Business Days) following the date of this Agreement and (ii) shall respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Notwithstanding anything to the contrary in this Section 8.01, (x) the Parties agree to request early termination of all waiting periods applicable to the Transactions under the HSR Act (to the extent early termination is then available), and (y) each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties.

(c)                During the Interim Period, the SPAC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any SPAC Party) or SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of SPAC, the Company, or, in the case of the Company, SPAC, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of SPAC, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion.

(d)                Notwithstanding anything to the contrary in the Agreement, (i) if this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall the SPAC Parties or Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party.

(e)                During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, any of the SPAC Parties or any of their respective Representatives (in their capacity as a representative of a SPAC Party) or, in the case of the Company or any of its Subsidiaries, any of their respective Representatives (in their capacity as a representative of a member of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. In no event shall the Company or SPAC settle or compromise any Transaction Litigation without the prior written consent of SPAC or the Company, respectively (not to be unreasonably withheld, conditioned or delayed).

Section 8.02                Registration Statement; Proxy Statement; Special Meeting.

(a)                Registration Statement; Proxy Statement.

(i)                 As promptly as reasonably practicable following the execution and delivery of this Agreement, SPAC and the Company shall, in accordance with this Section 8.02(a), jointly prepare, and SPAC shall file with the SEC, in preliminary form, a registration statement on Form S-4 or other applicable form (the “Registration Statement”) pursuant to which shares of Surviving Pubco Class A Common Stock issuable in the Merger will be registered under the Securities Act, which shall include a proxy statement in connection with the Transactions (the “Proxy Statement”) to be sent to the shareholders of SPAC in advance of the Special Meeting, for the purpose of, among other things: (A) providing SPAC’s shareholders with the opportunity to redeem SPAC Class A Ordinary Shares by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special Meeting (the “SPAC Shareholder Redemption”); and (B) soliciting proxies from holders of SPAC Ordinary Shares to vote at the Special Meeting in favor of the SPAC Shareholder Matters, and each Party will reasonably cooperate (including causing each of its Subsidiaries and Representatives to reasonably cooperate) with the other Parties, and provide all information regarding such Party, its Affiliates and its business that is necessary for the preparation and filing of the Proxy Statement. Without the prior written consent of the Company, the SPAC Shareholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC’s shareholders at the Special Meeting. The Proxy Statement will comply as to form and substance with the applicable requirements of the SEC and the rules and regulations thereunder and remain effective as long as is necessary to consummate the Transactions. SPAC shall (I) file the definitive Proxy Statement with the SEC and (II) cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the SPAC Board in accordance with Section 8.02(b), as promptly as practicable (but in no event less than five Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) if the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).

(ii)               Prior to filing with the SEC, SPAC will make available to the Company and its counsel drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company and its counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith and, to the extent any such comments are reasonable, SPAC shall incorporate such comments into such document. SPAC shall not file any such documents with the SEC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) if the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) any request by the SEC for amendment of the Proxy Statement; (F) any comments from the SEC relating to the Proxy Statement and responses thereto; (G) requests by the SEC for additional information; and (H) the issuance of any stop order or the suspension of the qualification of the Surviving Pubco Class A Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. SPAC shall respond to any SEC comments on the Proxy Statement as promptly as practicable (and in any event within 10 Business Days following receipt by SPAC of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments) and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, SPAC will make available to the Company and its counsel drafts of any such response and provide the Company and its counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith and, to the extent any such comments are reasonable, SPAC shall incorporate such comments into such response. SPAC shall not respond to any such requests or comments without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(iii)             If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall promptly file an amendment or supplement to the Proxy Statement containing such information (subject to the procedures set forth in Section 8.02(a)(ii). If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform SPAC of such information, event or circumstance and provide to SPAC all information necessary to correct any such deficiencies.

(iv)              SPAC shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide SPAC with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by SPAC for inclusion in the Proxy Statement. Each of SPAC and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of SPAC, the Company, or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions.

(b)                Special Meeting. SPAC will take, in accordance with applicable Law, Nasdaq rules and its Organizational Documents, all action necessary to duly convene and hold an extraordinary general meeting of its shareholders (as may be adjourned, the “Special Meeting”) as promptly as reasonably practicable after the Proxy Clearance Date (and will establish a record date for, give notice of and commence the mailing of the Proxy Statement to the shareholders of SPAC as promptly as practicable after the Proxy Clearance Date), to (i) consider and vote upon the approval of the SPAC Shareholder Matters and to cause such vote to be taken and (ii) provide shareholders of SPAC with the opportunity to elect to effect a SPAC Shareholder Redemption.  SPAC shall adjourn such meeting on each and every occasion if (x) an adjournment is required by Law, (y) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of SPAC Ordinary Shares represented (either in person or by proxy) and voting to approve the SPAC Shareholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting, or (z) SPAC or the Company determines the payments for the SPAC Shareholder Redemption could reasonably be expected to cause the conditions in Section 9.01 to not be satisfied at the Closing; provided, however, in no event shall SPAC be required to adjourn the Special Meeting more than six weeks from the initial date of the Special Meeting set forth in the Proxy Statement. SPAC shall, following the Proxy Clearance Date, use its reasonable best efforts to solicit from its shareholders proxies in favor of the SPAC Shareholder Matters and shall include in the Proxy Statement the SPAC Board Recommendation. SPAC shall keep the Company reasonably informed regarding all matters relating to the SPAC Shareholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by SPAC in respect of such matters and similar updates regarding any redemptions. Notwithstanding the foregoing, if at any time prior to, but not after, obtaining approval of the SPAC Shareholder Matters, the SPAC Board determines that a Company Material Adverse Effect has occurred, the SPAC Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation if a failure to do so would, upon the advice of counsel, reasonably be expected to constitute a breach of its fiduciary duties to the SPAC under applicable Law (a “Change in Recommendation”). SPAC shall immediately notify the Company in writing of any determination to make such Change in Recommendation. SPAC agrees that its obligations under this Agreement shall not be affected by any Change in Recommendation and, for the avoidance of doubt, it agrees (A) that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Shareholder Matters shall not be affected by any Change in Recommendation or other intervening event or circumstance and (B) to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the SPAC Shareholder Matters, in each case in accordance with this Agreement, regardless of any Change in Recommendation or other intervening event or circumstance.

Section 8.03                Exclusivity.

(a)                During the Interim Period, the Company shall not take, nor shall the Company permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC or any of its Affiliates or Representatives) concerning any merger or similar business combination transaction or sale of substantially all of the assets involving the Company or its Subsidiaries, taken as a whole (other than immaterial assets or assets sold in the ordinary course of business) (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) or (ii) any action in connection with a public offering of any Equity Securities of the Company or any of its Subsidiaries (or any Affiliate or successor of the Company or any of its Subsidiaries). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)                During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving SPAC (a “Alternate Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal.

Section 8.04                Tax Matters.

(a)                Tax Opinions and Disclosures. Each of the SPAC Parties and the Company shall use its commercially reasonable efforts to reasonably cooperate with one another and their respective Tax advisors in connection with the issuance to SPAC or the Company of any opinion or the preparation of any disclosure relating to the Tax consequences of the Transactions, including using commercially reasonable efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of SPAC or the Company, or their respective Affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such counsel to render such opinion or prepare such disclosure. If the SEC or any other Governmental Authority requests or requires that an opinion or disclosure be provided on or prior to the Closing in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion or disclosure relates to SPAC or any Pre-Closing SPAC Holders thereof, SPAC will use its commercially reasonable efforts to cause its Tax advisors to provide any such opinion or disclosure, subject to customary assumptions and limitations, and (ii) to the extent such opinion or disclosure relates to the Company or any equityholders thereof or is not otherwise addressed in clause (i), the Company will use its commercially reasonable efforts to cause its Tax advisors to provide any such opinion or disclosure, subject to customary assumptions and limitations.

(b)                Intended Tax Treatment. Each of the SPAC Parties and the Company shall use their respective reasonable best efforts to cause the Merger and the Domestication to qualify for the Intended Tax Treatment, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. Each Party shall promptly notify the other Parties in writing if, before the Closing Date, such Party knows or has reason to believe that the Domestication or the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Domestication’s or the Merger’s qualification for the Intended Tax Treatment).

(c)                Plan of Reorganization. This Agreement shall constitute and hereby is adopted as a “plan of reorganization” with respect to both the Domestication and the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(d)                Tax Reporting. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment unless required to do so pursuant to a final “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(e)                Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid by SPAC. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person or take any other reasonable action as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.

(f)                 Alternative Transaction Structure.  Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Required SPAC Shareholder Approval has been obtained, the Company determines in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall, to the extent requested by the Company, restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby (A) the Surviving Entity would merge with and into SPAC or (B) the Surviving Entity would merge with and into a new limited liability company that is a wholly owned Subsidiary of SPAC (the “Alternative Surviving Entity”), with the Alternative Surviving Entity being the surviving company in such merger (such Alternative Transaction Structure, a “Two-Step Merger”); provided, that no Alternative Transaction Structure shall be materially and disproportionately adverse to SPAC (or its direct or indirect owners) or the Company (or its direct or indirect owners), it being understood that a Two-Step Merger shall not be considered materially and disproportionately adverse to SPAC (or its direct or indirect owners) or the Company (or its direct or indirect owners).

Section 8.05                Confidentiality; Publicity.

(a)                SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with any Potential Financing, SPAC shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the potential equity investors, which information may include Confidential Information (as defined in the Confidentiality Agreement); provided that, SPAC shall (i) have received the Company’s prior written consent to seek any such Potential Financing prior to disclosing any such Confidential Information in connection with such Potential Financing and (ii) have provided the Company the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) any materials prior to their distribution.

(b)                Subject to Section 8.05(c), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the other Parties, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (A) the Company, if the disclosing party is SPAC or (B) SPAC, if the disclosing party is the Company (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith and, to the extent any such comments are reasonable, the disclosing Party shall incorporate such comments into announcement or other communication, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.05, and (iii) to Governmental Authorities in accordance with Section 8.01.

(c)                The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SPAC shall consider such comments in good faith and, to the extent any such comments are reasonable, SPAC shall incorporate such comments into the Signing Filing. The Company and SPAC shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 8.06                Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 8.07                Qualification as an Emerging Growth Company. SPAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.08                Employment Agreements. Each of SPAC and the Company shall use commercially reasonable efforts to cause the Employment Agreements to be entered into by the Company or SPAC, as applicable, on the one hand, and each of the Key Employees, on the other hand, such Employment Agreements to be effective as of, and conditioned upon, the Closing.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.01                Conditions to Obligations of All Parties. The obligations of the SPAC and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)                HSR Approval. All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)                Other Approvals. The approvals and consents set forth on Schedule 9.01(b) shall have been duly obtained, made or given and shall be in full force and effect.

(c)                No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to the Transactions enjoining, prohibiting, or making illegal the consummation of the Transactions.

(d)                Stockholder and Shareholder Approval. Each of the Required SPAC Shareholder Approval and the Required Company Stockholder Approval shall have been obtained.

(e)                Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(f)                 Listing. The Surviving Pubco Class A Common Stock shall be listed or have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(g)                Domestication. The Domestication shall have been consummated.

Section 9.02                Additional Conditions to Obligations of SPAC Parties. The obligations of the SPAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)                Representations and Warranties.

(i)                 Each of the representations and warranties the Company contained in Section 4.01 (Corporate Organization of the Company), the second sentence of Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.06 (Current Capitalization) and Section 4.21 (Brokers’ Fees) (collectively, the “Company Specified Representations”) shall be true and correct in all material respects as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii)               The representations and warranties contained in Section 4.20 (Absence of Changes) shall be true and correct in all respects as of the Closing.

(iii)             Each of the representations and warranties contained in Article IV (other than the Company Specified Representations and Section 4.20 (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.02(b), a covenant or agreement of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant or agreement and such material breach is incapable of being cured, or the Company has failed to cure such breach within thirty (30) days after written notice of such breach has been delivered the Company (or if earlier, the Termination Date).

(c)                Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d)                Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured.

(e)                Closing Deliveries. The Company shall have delivered (or will deliver at Closing) to SPAC the documents and deliveries set forth in Section 3.05(b)(ii).

(f)                 Convertible Notes. Each Company Convertible Note shall have converted into shares of Company Common Stock prior to the Closing in accordance with the terms of the Company Convertible Notes.

Section 9.03                Additional Conditions to the Obligations the Company. The obligation the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing the Company:

(a)                Representations and Warranties.

(i)                 Each of the representations and warranties of the SPAC Parties contained in Article V (other than the representations and warranties of the SPAC Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.08 (Brokers’ Fees), Section 5.10 (Business Activities) and Section 5.12 (Capitalization) (collectively, the “SPAC Specified Representations”), and Section 5.16 (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(ii)              Each of the SPAC Specified Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(iii)             The representations and warranties of the SPAC Parties contained in Section 5.16 (Absence of Changes) shall be true and correct in all respects as of the Closing.

(b)           Agreements and Covenants. The covenants and agreements of the SPAC Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.03(b), a covenant or agreement of the SPAC Parties shall only be deemed to have not been performed if the SPAC Parties have materially breached such covenant or agreement and such material breach is incapable of being cured, or the SPAC Parties have failed to cure such breach within thirty (30) days after written notice of such breach has been delivered to SPAC (or if earlier, the Termination Date).

(c)           Officer’s Certificate. SPAC shall have delivered the Company a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)           Trust Account. SPAC shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be pursuant to Section 7.12, available to SPAC at the Closing.

(e)           Closing Deliveries. SPAC shall have delivered (or will deliver at Closing) to the Company the documents and deliveries set forth in Section 3.05(b)(i).

(f)            SPAC Material Adverse Effect. Since the date of this Agreement, no SPAC Material Adverse Effect shall have occurred which is continuing and uncured.

Article X
TERMINATION/EFFECTIVENESS

Section 10.01        Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a)           by mutual written agreement of SPAC and the Company;

(b)           by either SPAC or the Company, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable;

(c)           by either SPAC or the Company, if the Effective Time has not occurred by 11:59 p.m., Eastern Time, on November 21, 2022 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time;

(d)           by either SPAC or the Company, if SPAC fails to obtain the Required SPAC Shareholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided, that the right to terminate this Agreement pursuant to this Section 10.01(d) will not be available to SPAC if it breaches any of its obligations under Section 8.02;

(e)           by SPAC, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied and (B) is not capable of being cured or, if capable of being cured, is not cured the Company before the earlier of (I) the third Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from SPAC of such breach or failure to perform; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied;

(f)            by SPAC, if an amendment to the Convertible Notes and the related note purchase agreement, by and among the Company and the holders of the Convertibles Notes, pursuant to which each Convertible Note will be made automatically convertible into Company Common Stock immediately prior to the Closing, is not executed and delivered to SPAC by January 13, 2022;

(g)           by SPAC if the Required Company Stockholder Approval has not been obtained within 24 hours after the date hereof; provided, that the right to terminate this Agreement pursuant to this Section 10.01(h) will not be available to SPAC upon the Company’s delivery to SPAC of evidence of the Required Company Stockholder Approval; or

(h)           the Company, if any SPAC Party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied and (B) is not capable of being cured or, if capable of being cured, is not cured by such SPAC Party, as applicable, before the earlier of (I) the third Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(h) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied.

(i)            the Company, if the Closing has not occurred on or prior to May 21, 2022 and either SPAC or Sponsor fails to extend the deadline for SPAC to consummate its initial business combination to 11:59 p.m. Eastern Time on August 22, 2022 in accordance with the IPO Prospectus and the SPAC Organizational Documents (the “First SPAC Extension”).

(j)            the Company, if the Closing has not occurred on or prior to August 21, 2022 and either SPAC or Sponsor fails to extend the deadline for the SPAC to consummate its initial business combination to 11:59 p.m. Eastern Time on November 21, 2022 in accordance with the IPO Prospectus and the SPAC Organizational Documents (the “Second SPAC Extension”).

Section 10.02         Effect of Termination. Any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties, except as otherwise expressly provided in Section 10.01(e) or Section 10.01(g) with respect to a notice of termination due to a breach by a Party of its representations, warranties, covenants or agreements, which shall be subject to any applicable cure period set forth in such Section. Except as otherwise set forth in this Section 10.02, if this Agreement terminates pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees, shareholders or stockholders, other than liability of any Party for any Fraud by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.01         Waiver. At any time and from time to time prior to the Effective Time, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that each SPAC Party shall be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of SPAC or the Company to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.  Notwithstanding anything in the Transaction Agreements or the Letter of Intent (as defined below) to the contrary, each SPAC Party further agrees and acknowledges that the Company’s financing of up to $20,000,000 contemplated by the Form D filed with the SEC and dated as of November 9, 2021 (the “Company Raise”) and any actions taken by the Company, documents entered into by the Company, or proceeds received by the Company in connection with the Company Raise shall not be deemed to be a breach of any of the provisions of the Letter of Intent, dated October 3, 2021 between the Company and the SPAC (the “Letter of Intent”), and each SPAC Party hereby waives any and all claims and causes of action arising under the Letter of Intent with respect to the Company Raise.

Section 11.02         Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)           If to any SPAC Party prior to the Closing, or to SPAC after the Effective Time:

Aries I Acquisition Corporation

90 N. Church Street, P.O. Box 10315

Grand Cayman, Cayman Islands KY-1003

Attention: Sam Collins

Telephone: (647) 964-9643

E-mail: scollins@ariescorp.io

with copies (which shall not constitute notice) to:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601-9703

Attention: Jason Osborn, Ben Liss and David Sakowitz

Facsimile: 312-558-5700

Email: josborn@winston.com; bliss@winston.com; dsakowitz@winston.com

(b)           If the Company prior to the Closing, or to the Surviving Entity after the Effective Time, to:

Infinite Assets, Inc.

3250 NE 1st Avenue, Suite 305

Miami, Florida 33137

Attn: CEO

E-mail: yonathan@infiniteworld.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP

599 Lexington Avenue, 22nd Floor

New York, New York 10022

Attn: Jennifer W. Cheng, Esq.

Email: jcheng@reedsmith.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03        Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04         Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, shareholders, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14.

Section 11.05         Expenses. If this Agreement is terminated in accordance with its terms, each of the Parties shall bear its own expenses in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the Transactions, including, all fees and expenses of its legal counsel, investment bankers, financial advisors, accountants and other advisors, except as otherwise set forth in Section 10.02. If the Transactions are consummated, the expenses of the parties shall be borne by the SPAC or the Surviving Entity.

Section 11.06        Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07         Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08        Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09        Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements (together with the Schedules and Exhibits thereto), the Confidentiality Agreement, dated as of October 3, 2021, by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10        Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders or shareholders of any of the Parties shall not restrict the ability of the board of directors or managers (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12         Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13         Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) SPAC and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of SPAC nor the Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13, shall be required to provide any bond or other security in connection with any such injunction.

Section 11.14         Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the SPAC Parties or Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.15         Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI.

Section 11.16         Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of the SPAC Parties; (d) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud committed by such Party.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

ARIES I ACQUISITION CORPORATION

By:	/s/ Thane Ritchie

Name:	Thane Ritchie
Title:	Chairman

ARIES I MERGER SUB, INC.

By:	/s/ Thane Ritchie
Name:	Thane Ritchie
Title:	President

Signature Page to Agreement and Plan of Merger

INFINITE ASSETS, INC.

By:	/s/ Yonathan Lapchik
	Name:	Yonathan Lapchik
	Title:	CEO

Signature Page to Agreement and Plan of Merger